UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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       State Bank Financial Corporation
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STATE BANK FINANCIAL CORPORATION
3399 Peachtree Road NE
Suite 1900
Atlanta, Georgia 30326
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2017
Dear Shareholder,
I cordially invite you to attend the annual meeting of shareholders of State Bank Financial Corporation, the holding company of State Bank and Trust Company, to be held on Thursday, May 25, 2017 at 1:00 p.m. EDT at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326, for the following purposes:

1)	to elect 11 directors to our board of directors to serve a one-year term;

2)	to conduct an advisory vote on the compensation of our named executive officers;

3)	to conduct an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers;

4)	to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2017; and

5)	to transact such other business as may properly come before the annual meeting or any adjournment of the meeting.
The board of directors set the close of business on April 7, 2017 as the record date to determine the shareholders who are entitled to vote at the annual meeting. Under rules of the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.

Although we would like each shareholder to attend the annual meeting, I realize that for some of you this is not possible. Whether or not you plan to attend the annual meeting, we encourage you to vote as soon as possible by signing, dating and mailing your proxy card in the enclosed postage-paid envelope. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: Our 2017 proxy statement, proxy card and 2016 Annual Report to Shareholders are available free of charge online at http://www.statebt.com/proxyvote.

Your vote is important, and I appreciate the time and consideration that I am sure you will give it.

On behalf of the board of directors,
Joseph W. Evans
Chairman and Chief Executive Officer
April 13, 2017

PROXY SUMMARY

Unless the context indicates otherwise, all references to the “Company”, “we,” “us” and “our” in this proxy statement refer to State Bank Financial Corporation and our wholly-owned subsidiary bank, State Bank and Trust Company (“State Bank”).

2017 Annual Meeting of Shareholders

Date:	May 25, 2017
Time:	1:00 p.m. EDT
Place:	3399 Peachtree Road NE Suite 1900 Atlanta, Georgia 30326
Record Date:	April 7, 2017
Voting:	Common shareholders as of the record date are entitled to vote. Shareholders of record can vote by:
	Mail:	Vote by filling out the proxy card and sending it back in the postage-paid envelope provided.
	In Person:	You may vote in person at the annual meeting.
See Voting Procedures and Related Matters beginning on page 61 for more information about how to vote your shares.

Proposals That Require Your Vote

		Board Recommendation	More Information
Proposal 1	Election of 11 directors	FOR each nominee	Page 4
Proposal 2	Advisory vote on the compensation of our named executive officers	FOR	Page 56
Proposal 3	Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers	EVERY YEAR	Page 57
Proposal 4	Ratification of the appointment of our independent registered public accounting firm for 2017	FOR	Page 58

PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees for Election as Directors

Our bylaws provide for a board of directors consisting of not fewer than five nor more than 25 individuals, with the exact number to be fixed by the board of directors. Our board has fixed the number of directors constituting the entire board at 11 directors, and the board currently consists of 11 directors. All of the current members of the board of directors have been nominated for re-election.

If elected, all nominees will serve a one-year term, expiring at the 2018 annual meeting of shareholders or until their respective successors are duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees.

Summary information about each of the director nominees is provided below. Each director is currently a director of the Company and State Bank.

Name	Age	Director Since	Primary Occupation
James R. Balkcom, Jr.	72	2010	Chairman of the Board of TMG Gases, Inc., a gas supply chain management company
Archie L. Bransford, Jr.	64	2010	President of Bransford & Associates, LLC, a bank regulatory consulting group
Kim M. Childers	58	2010	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
Ann Q. Curry	73	2013	Chair and Chief Client Strategist of Coxe Curry & Associates, a fundraising consulting firm
Joseph W. Evans	67	2010	Chief Executive Officer of the Company and Chairman of the Boards of Directors of the Company and State Bank
Virginia A. Hepner	59	2010	President and Chief Executive Officer of The Woodruff Arts Center, a visual and performing arts center
John D. Houser	68	2012	Former President and Chief Executive Officer of Southern Trust Corporation (Retired), a commercial insurance firm
Anne H. Kaiser	60	2016	Vice President, Community and Economic Development of Georgia Power Company, a regional utility that supplies electric power and energy services to Georgia residents and businesses
William D. McKnight	59	2015	President and Chief Executive Officer of McKnight Construction Company, a construction company that provides construction services throughout the Southeast
Major General (Ret.) Robert H. McMahon	60	2012	President of Fickling Management Services, a property management and leasing firm
J. Thomas Wiley, Jr.	64	2010	Chief Executive Officer of State Bank, President of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank
Voting for Directors

Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. Provided a quorum is present, directors will be elected by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. Shareholders do not have cumulative voting rights. If you hold your shares in street name and do not complete and return voting instructions to your broker or other nominee, this will have the same effect as a vote “AGAINST” the election of our director nominees. Abstentions will also have the same effect as a vote “AGAINST” the election of our director nominees. All of our nominees are currently serving as directors. If a nominee does not receive the required vote for re-election, the director will continue to serve on the board as a “holdover” director until his or her death, written resignation, retirement, disqualification or removal, or his or her successor is elected.

Biographical Information for Each Nominee for Director

James R. Balkcom, Jr. is Chairman of the Board of TMG Gases, Inc., a gas supply chain management company. Mr. Balkcom also serves as an operating partner with Council Ventures, Inc., a position he has held since 2001. He served as Chairman of the Board of Advisors for Talent Quest, a leadership consultancy, from 2004 through 2010 and as Chairman of the Board of iKobo, Inc., a provider of online money transfer services, from 2006 until 2009. Mr. Balkcom also served as a director of EndoChoice, Inc. from 2009 until 2016 and as a director of Reach Health, Inc. from 2010 until 2014. He served as Chairman of the Board of Commerce South Bank, Inc. from 2001 until 2004 and as a director and Chairman of the compensation committee of Century South Banks, Inc. from 1997 until 2001. He was also a director and Chairman of the audit committee of DataPath, Inc. from 2007 until 2009. Mr. Balkcom served as Chief Executive Officer of Techsonic Industries, Inc. from 1977 until 1994. He serves as a Civilian Aide to the Secretary of the Army for Georgia and has served on the executive committee of the USO Council of Georgia since 2000. Mr. Balkcom also serves on the advisory board of the Shepherd Center Foundation, Inc. Mr. Balkcom holds a bachelor’s degree in engineering from the United States Military Academy at West Point and a master’s degree in business administration from Harvard Business School.

Mr. Balkcom’s extensive experience in corporate governance and finance, together with his management experience as a senior executive with several companies, make him well qualified to be a member of our board.

Archie L. Bransford, Jr. is the President of Bransford & Associates, LLC, a bank regulatory consulting group that consults with banks on risk management and regulatory matters, a position he has held since 2004. Prior to forming the consulting group, Mr. Bransford retired from the Office of the Comptroller of the Currency as the Deputy Comptroller for the agency’s Southern District, where he was responsible for the regulatory activity of approximately 700 banks. Mr. Bransford was a member of the board of directors of Banuestra Financial Corporation, a private financial services company, from 2006 until 2008. Mr. Bransford holds a bachelor’s degree in business administration from the University of Detroit.

Mr. Bransford’s depth of knowledge and valuable experience with bank regulatory matters make him well qualified to be a member of our board.

Kim M. Childers is the Executive Risk Officer of the Company and State Bank, a position he has held since July 2012 and has been a Vice Chairman of the board of the Company since 2010 and a Vice Chairman of the board of State Bank since 2009. Mr. Childers previously served as our Chief Credit Officer from 2009 until July 2012 and as our President from 2009 until December 2012. Mr. Childers previously held senior positions with Flag Bank and RBC Centura Bank, including Executive Vice President and Chief Credit Officer of Flag Bank from 2002 until 2007 and as Director-Georgia Risk Management of RBC Centura Bank from 2006 until 2007. Before joining Flag Bank in 2002, Mr. Childers was employed with Century South Banks, Inc., the holding company of 12 banks located in Georgia, Tennessee, Alabama and North Carolina, acting in a number of capacities, including Regional Chief Executive Officer for the North Georgia Region (which included eight charters and $600 million in assets), Chief Credit Officer and Senior Vice President/Credit Administration. Mr. Childers also serves as a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Childers holds a bachelor’s degree in agricultural economics from the University of Georgia.

Mr. Childers’ depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His extensive personal understanding of the markets we serve is also a valuable asset to our board.

Ann Q. Curry is the Chair and Chief Client Strategist of Coxe Curry & Associates, a fundraising consulting firm serving nonprofit organizations in greater Atlanta and throughout Georgia, a position she has held since 2015. Ms. Curry previously served as the President of Coxe Curry & Associates from 1992 until 2014. Ms. Curry has held leadership roles both locally and nationally with the League of Women Voters, and she was a five-year member of the Board of Research Atlanta and its first woman president. She is a graduate of Leadership Atlanta and Leadership Georgia and a member of the YWCA Academy of Women Achievers. Ms. Curry serves on the CDC Foundation’s Advisory Board, on the Nominating Committee of United Way, on the Advisory Board of the Georgia Conservancy and is a member of the Atlanta Rotary Club. She is a graduate of Duke University, a past chair of the Duke University Women’s Studies Council and a six-year member of the Board of Visitors for Trinity College at Duke. She also currently serves on the advisory board for Duke University Libraries.

Ms. Curry’s extensive experience in business management, as well as her depth of knowledge of the market areas we serve, make her well qualified to be a member of our board.

Joseph W. Evans is the Chief Executive Officer of the Company and Chairman of the Board, positions he has held since 2010.  Mr. Evans also served as the Chief Executive Officer of State Bank from July 2009 until January 1, 2015.  He is the former Chairman, President and Chief Executive Officer of Flag Financial Corporation which was acquired by RBC Centura Bank in 2006.  Mr. Evans previously served as President and Chief Executive Officer of Bank Corporation of Georgia which was acquired by Century South Banks, Inc. in 1997 and later served as President and Chief Executive Officer of Century South Banks, Inc., which was acquired by BB&T in 2001.  Currently, Mr. Evans is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Evans serves on the boards of directors of Southern Trust Insurance Company and the Metro Atlanta Chamber. He is Vice President of the Buckhead Coalition, a trustee of the Foundation of the Methodist Home of the South Georgia Conference, Inc. in Macon, Georgia, where he chairs its investment committee, a member of the Board of Councilors of the Carter Center and the Chair of the Finance Committee of the Mt. Zion United Methodist Church. Mr. Evans serves on the Board of Trustees of the Georgia Tech Foundation as Treasurer, Chairman of the Finance Committee and as a member of the Executive Committee. He also serves on the Executive Committee of the advisory board of the Scheller College of Business at Georgia Tech, having previously served as chairman. He is the former Chairman of the Board of Trustees of the Georgia Tech Alumni Association and previously served as a director of the Alliance Theater at The Woodruff Arts Center. Mr. Evans holds a bachelor’s degree in industrial management from Georgia Tech.

Mr. Evans’ depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His ties to our market area also provide him with personal contacts and an awareness of the social environment within which we operate.

Virginia A. Hepner is the President and Chief Executive Officer of The Woodruff Arts Center, a position she has held since 2012. The Woodruff Arts Center is one of the largest arts centers in the world, home to the Tony Award-winning Alliance Theater, the Grammy Award-winning Atlanta Symphony Orchestra and the High Museum of Art. Before joining The Woodruff Arts Center, Ms. Hepner was a business consultant with DMI, Inc., an entertainment and music marketing company, from 2011 until 2012. She serves on the board of directors of Oxford Industries, Inc., a publicly traded lifestyle brands retailer. Ms. Hepner has over 25 years of corporate banking experience with Wachovia Bank and its predecessors, serving in North Carolina, Chicago and Atlanta. She joined Wachovia Bank in 1979 and, until her retirement in 2005, she held numerous positions in corporate banking and capital markets, including Atlanta Commercial Banking Manager, Manager of the Foreign Exchange and Derivatives Group, and Executive Vice President and Manager of the U.S. Corporate Client Group. Ms. Hepner was formerly a director of Chexar Corporation (now named Ingo Money, Inc.), a private financial technology company. She is also active in many not-for-profit and civic organizations and presently serves as a board member of the Metro Atlanta Chamber, Midtown Alliance and the Atlanta Convention and Visitors Bureau. Ms. Hepner holds a bachelor’s degree in finance from the Wharton School of the University of Pennsylvania.

Ms. Hepner’s depth of knowledge and years of experience in corporate banking make her well qualified to be a member of our board.

John D. Houser served as the President and Chief Executive Officer of Southern Trust Corporation from 2007 until his retirement in August 2016.  Mr. Houser served as director, President and Chief Executive Officer of Southern Trust Insurance Company from 2007 until January 2016 and as a member of Southern Specialty Underwriters, LLC from 2009 until 2015. He served as a director of Flag Financial Corporation from 2004 until

2006 and as Managing Partner of Miller Ray Houser & Stewart, a Certified Public Accounting firm in Atlanta, from 1998 until 2007.  Mr. Houser served as an officer in the United States Navy from 1970 until 1973. Mr. Houser served as member of the Georgia Underwriting Association from 2008 until 2016 and as its Chairman from 2012 until 2016. He also served as a director of the Georgia Association of Property and Casualty Insurance Companies from 2008 until 2015. He previously served on the Board of Trustees of the United Way of Middle Georgia from 2010 until 2016 and currently serves on the board of the Community Foundation of Central Georgia. Mr. Houser received a bachelor’s degree in Industrial Management from Georgia Tech in 1970 and a master’s of public accountancy from Georgia State University in 1975.

Mr. Houser’s depth of knowledge and years of experience in finance and accounting make him well qualified to be a member of our board.

Anne H. Kaiser is the Vice President of Community and Economic Development for Georgia Power Company, a position she has held since 2015, leading the company’s efforts to recruit new industry to Georgia and help existing industries grow. Ms. Kaiser previously served as Vice President, Northwest Region for Georgia Power Company from 2008 until 2015 with responsibility for 15 counties and more than 170,000 customers. Ms. Kaiser joined Georgia Power Company in 1998 and has held a variety of positions, including Vice President of Corporate Services, assistant to the President and Chief Executive Officer and Vice President of Sales. Before joining Georgia Power Company, Ms. Kaiser held senior marketing management positions at the accounting and consulting firm KPMG, the Westminster Schools of Atlanta and Alston & Bird LLP, an international law firm headquartered in Atlanta. Ms. Kaiser serves on the boards of Berry College, where she chairs the Finance Committee, and Georgia Children’s Cabinet. In addition, she serves as chair of the REACH Foundation, co-chair of the Alliance Theatre board, vice chair of the Technical College System of Georgia board and is on the advisory board of the Georgia Department of Economic Development. Ms. Kaiser holds a bachelor’s degree in public relations from the University of Georgia. She is also a graduate of the Advanced Marketing Program at Harvard Business School and the National Association of Corporate Directors’ College.

Ms. Kaiser’s experience in dealing with complex business problems, as well as her substantial community involvement in the market areas we serve, make her well qualified to be a member of our board.

William D. McKnight is the President and Chief Executive Officer of McKnight Construction Company, a general contracting firm that operates in the Southeast, a position he has held since 1979. Mr. McKnight is also the President of Will McKnight Construction Company, a position he has held since 1999. Mr. McKnight previously served as a director of Georgia-Carolina Bancshares, Inc. ("Georgia-Carolina Bancshares") until it merged with the Company on January 1, 2015. He served as Chairman of the Board of Directors of First Bank of Georgia, which we acquired in our acquisition of Georgia-Carolina Bancshares, from May 2010 until July 2015, when First Bank of Georgia was merged into State Bank. Mr. McKnight currently serves on the boards of the Georgia Ports Authority, the Jasper Ports Authority and the Georgia Health Sciences Foundation. He has previously served on the boards of Associated General Contractors of America, the Augusta Ballet and the Tuttle-Newton Home. He is a graduate of Georgia Tech.

Mr. McKnight’s extensive experience in business management, as well as his in-depth knowledge of the Augusta market, makes him well qualified to be a member of our board.

Major General (Retired) Robert H. McMahon is the President of Fickling Management Services, a property management and leasing firm, since November 2015. Major General (Ret.) McMahon previously served as Director of C-17 Field Operations at Boeing from May 2014 until August 2015 and as President and Chief Executive Officer of the 21st Century Partnership in Warner Robins, Georgia, from 2012 until May 2014. Major General (Ret.) McMahon served as Commander, Warner Robins Air Logistics Center, Air Force Material Command, Robins Air Force Base, in Warner Robins, Georgia from 2010 until he retired in 2012. The Warner Robins Air Logistics Center was one of three Air Force air logistics centers and the largest single-site industrial complex in the State of Georgia. Before that, from 2008 until 2010, he served as Director of Logistics, Deputy Chief of Staff for Logistics, Installations and Mission Support, with the U.S. Air Force, in Washington, D.C. Major General (Retired) McMahon served as a director of NORDAM from 2012 to 2014. He entered active duty after graduation from the

U.S. Air Force Academy in 1978 with a bachelor’s of science in International Affairs and later earned a master’s of science in maintenance management from the Air Force Institute of Technology.

Major General (Ret.) McMahon’s depth of knowledge and years of experience in finance and government relations, together with his management experience as a senior officer with the United States Air Force, make him well qualified to be a member of our board.

J. Thomas Wiley, Jr. has served as Chief Executive Officer of State Bank since January 2015, as President of the Company since January 2013 and as a director of the Company and State Bank since 2010 (and as Vice Chairman of the boards of directors of the Company and State Bank since 2013).  Mr. Wiley also served as President of State Bank from January 2013 until July 2015. Mr. Wiley also served as a director of First Bank of Georgia, which we acquired in our acquisition of Georgia-Carolina Bancshares from January 2015 until July 2015, when First Bank of Georgia was merged into State Bank. Mr. Wiley is the former President and Chief Executive Officer of Coastal Bankshares, Inc. and its subsidiary bank, The Coastal Bank, where he served from 2007 until November 2012. Mr. Wiley also served as Chairman of the Board of Directors of Coastal Bankshares and The Coastal Bank from 2007 until March 2014. Before joining Coastal Bankshares, Mr. Wiley served as the Vice Chairman/director and Chief Banking Officer of Flag Financial Corporation from 2002 until 2006 and as President and Chief Executive Officer of Flag Bank from 2002 until 2006.  Mr. Wiley is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes.  Mr. Wiley serves on the board of governors of the Georgia Chamber of Commerce, the board of trustees of the Atlanta Police Foundation and is a former chairman of the Georgia Bankers Association. Mr. Wiley is a graduate of the Leadership Georgia Foundation Class of 2001.  Mr. Wiley also serves as Co-Chairman of the Valdosta State University Capital Campaign. Mr. Wiley earned his bachelor’s degree in business administration from Valdosta State University and is a graduate of the School of Banking of the South, Louisiana State University.

Mr. Wiley’s depth of knowledge and years of experience in banking make him well qualified to be a member of our board.

The board of directors recommends a vote FOR each of the above nominees.

Director Compensation

Our bylaws permit our directors to receive compensation as determined by the board of directors. We do not pay our “inside” employee-directors any additional compensation for their service as directors. Our non-employee director compensation package includes both cash and equity award components.

In February 2016, the Independent Directors Committee performed a review of our non-employee director compensation package, with the assistance of Matthews, Young & Associates, Inc. (“Matthews, Young”), who served as our independent compensation adviser from 2010 until September 2016, to ensure our directors continued to be fairly compensated compared to peer organizations. The peer group included 40 publicly-traded financial institutions in the eastern region of the United States of comparable size to the Company.

As a result of that review, the Independent Directors Committee approved an increase in the number of shares of restricted stock granted annually to each of our non-employee directors from 1,000 shares to 1,200 shares in order to more closely align the equity component of our director compensation with the peer group analyzed. Our annual cash retainers and board meeting fees described below were not changed.

Our director restricted stock grants vest in full on the date of the next annual meeting of shareholders following the date of grant, unless the director’s service as a member of the board of directors ceases for any reason before the vesting date, other than as a result of death or permanent disability. If the director’s service ceases due to death or permanent disability, the number of shares of restricted stock that vest will be determined by dividing the total number of shares of restricted stock by 12 and multiplying that result by the number of months served as director between the date of grant and the date of the next annual meeting of shareholders.

Under the cash component of our director compensation package, our non-employee directors receive:

•a cash retainer of $40,000 (which is prorated and payable quarterly);

•	an additional cash retainer of $10,000 to the chairs of each of the Audit Committee, Independent Directors Committee and Risk Committee (which is prorated and payable quarterly);

•a fee of $1,000 per board meeting (if attended in person) or $500 (if attended by phone); and

•	a fee of $500 per meeting of the Audit Committee, the Independent Directors Committee, the Risk Committee and the Executive Committee.

In addition, from time to time, our non-employee directors may perform services for us in their capacity as directors that are beyond the services intended to be covered by the annual retainers and per meeting fees described above, and we will pay our directors additional compensation for such services. We also reimburse our non-employee directors for reasonable expenses incurred in connection with serving as a director.

The following table provides the compensation paid to our non-employee directors for the year ended December 31, 2016.
Director Compensation for 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
James R. Balkcom, Jr.	65,000(2)	26,088	644(3)	91,732
Archie L. Bransford, Jr.	65,038(4)	26,088	644(3)	91,770
Ann Q. Curry	52,000	26,088	644(3)	78,732
Virginia A. Hepner	56,000	26,088	644(3)	82,732
John D. Houser	88,000(5)	26,088	644(3)	114,732
Anne Kaiser(6)	15,087	—	—	15,087
William D. McKnight	52,500	26,088	644(3)	79,232
Major General (Ret.) McMahon	57,000	26,088	644(3)	83,732

(1)
The amounts in the Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 17 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	As chair of the Independent Directors Committee, Mr. Balkcom received a cash retainer of $10,000 in 2016.

(3)	This amount reflects cash dividends related to unvested restricted stock.

(4)
As chair of the Risk Committee, Mr. Bransford received a cash retainer of $9,038 in 2016. Mr. Bransford was appointed as chair of the Risk Committee in February 2016, and his cash retainer was prorated accordingly.

(5)
As chair of the Audit Committee, Mr. Houser received a cash retainer of $10,000 in 2016. In addition, Mr. Houser received additional director fees of $10,000 for services he performed for us in his capacity as a director that were outside the scope of services intended to be covered by our annual retainers and per meeting fees.

(6)	Ms. Kaiser was appointed as a director in September 2016.

The table below shows the aggregate number of shares of restricted stock held by non-employee directors as of December 31, 2016.

Name	Restricted Stock (in shares)(1)
James R. Balkcom, Jr.	1,200
Archie L. Bransford, Jr.	1,200
Ann Q. Curry	1,200
Virginia A. Hepner	1,200
John D. Houser	1,200
Anne H. Kaiser	—
William D. McKnight	1,200
Major General (Ret.) McMahon	1,200

(1)	The shares of restricted stock were granted under our 2011 Omnibus Equity Compensation Plan (the “Equity Plan”) and vest in full on May 25, 2017, the date of our annual meeting of shareholders.

Biographical Information for Executive Officers

Our executive officers are:

Name	Position
Joseph W. Evans	Chief Executive Officer of the Company and Chairman of the Boards of Directors of the Company and State Bank
Kim M. Childers	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
J. Thomas Wiley, Jr.	Chief Executive Officer of State Bank, President of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank
Sheila E. Ray	Chief Financial Officer, Corporate Secretary and Executive Vice President of the Company and State Bank
David F. Black	Chief Credit Officer and Executive Vice President of State Bank
Remer Y. Brinson III	President of State Bank and Executive Vice President of the Company
David C. Brown	Corporate Development Officer and Executive Vice President of the Company and State Bank
David W. Cline	Chief Information Officer and Executive Vice President of the Company and Chief Operating Officer and Executive Vice President of State Bank
Steven G. Deaton	Enterprise Risk Officer and Executive Vice President of the Company and State Bank
Michael R. Fitzgerald	Chief Talent Officer and Executive Vice President of State Bank
Bradford L. Watkins	Managing Director of the Commercial Finance Group and Executive Vice President of State Bank

Because each of Mr. Evans, Mr. Childers and Mr. Wiley also serves on our board of directors, we have provided biographical information for them above with our other directors. Biographical information for each of Ms. Ray, Mr. Black, Mr. Brinson, Mr. Brown, Mr. Cline, Mr. Deaton, Mr. Fitzgerald and Mr. Watkins is provided below:

Sheila E. Ray, age 58, serves as Chief Financial Officer of the Company and State Bank, a position she has held since January 2015. Ms. Ray also serves as the Corporate Secretary of the Company and State Bank, a position she has held since December 2015. Ms. Ray joined the Company and State Bank in October 2014 as Executive Vice President – Finance. She also served as the Chief Financial Officer of our former subsidiary bank, First Bank of

Georgia, concurrent with her service as Chief Financial Officer of the Company, from January 2015 until July 2015, when it was merged into State Bank. Before that, she served as Chief Financial Officer of Atlanta Bancorporation, Inc. and Bank of Atlanta from 2006 until each was merged into the Company and State Bank, respectively, on October 1, 2014. She also served on the board of directors of Bank of Atlanta, a position she held from 2010 until 2014. Before that, Ms. Ray served as Chief Operating Officer and Chief Financial Officer of Eagle Bancshares, Inc., and its subsidiary unitary thrift, Tucker Federal Bank, from 1997 until it was acquired by RBC Centura Bank in 2002. In 2003, she left RBC Centura Bank to work as an independent consultant, providing financial analysis and strategic planning to a variety of community banks. Ms. Ray also previously served in various leadership roles at First National Bancorp and its subsidiary bank First National Bank of Gainesville from 1988 until 1996, including the Director of Information Processing and Administrative Support and Director of Internal Audit. Ms. Ray served in various leadership roles within internal audit at Wachovia Corporation from 1981 until 1988, including Vice President and Deputy Auditor. Ms. Ray is a Certified Public Accountant, a member of the Board of Trustees at Toccoa Falls College and a member of the board of directors for the Care and Counseling Center of Georgia. Ms. Ray holds a bachelor’s of business administration in accounting from the University of Georgia.

David F. Black, age 41, serves as Chief Credit Officer and Executive Vice President of State Bank, positions he has held since September 2013. Mr. Black previously served as Chief Credit Officer of the Company from September 2013 until February 2015. Mr. Black joined State Bank in 2011 as Senior Vice President of Finance. Previously, Mr. Black served as Director of Corporate Strategy at First Horizon National Corporation in Memphis, Tennessee from July 2009 until August 2011. Mr. Black held various leadership roles in Finance and Corporate Development at Wachovia Corporation and Wells Fargo & Company (following Wells Fargo & Company’s purchase of Wachovia Corporation in 2008) in Winston-Salem and Charlotte, North Carolina between June 2000 and July 2009, and he started his banking career with SunTrust Bank in Atlanta. Mr. Black holds both a bachelor’s of business administration in finance and a master’s degree in business administration from the Terry College of Business at the University of Georgia.

Remer Y. Brinson III, age 56, serves as Executive Vice President of the Company, a position he has held since January 2015, and as President of State Bank since July 2015. Mr. Brinson served as the President and Chief Executive Officer of Georgia-Carolina Bancshares from May 2008 until January 2015, when it was merged with the Company, and he served as a director of Georgia-Carolina Bancshares from May 2004 until January 2015. Mr. Brinson also previously served as President and Chief Executive Officer of our former subsidiary bank, First Bank of Georgia, from October 1999 until it was merged into State Bank in July 2015. Mr. Brinson served as President and Chief Executive Officer of Citizens Bank and Trust until its acquisition by Allied Bank of Georgia. From 1994 to 1999, he was Senior Vice President of Allied Bank of Georgia and Regions Bank. From 1982 to 1994, Mr. Brinson served First Union Bank and its predecessor, Georgia-Railroad Bank and Trust, in various capacities, including Senior Vice President, Corporate Banking. Mr. Brinson has served as Chairman of the board of directors of the Georgia Bankers Association, Augusta Tomorrow, The Episcopal Day School and The Augusta Country Club. Mr. Brinson currently serves on the boards of directors of the Georgia Bankers Insurance Trust, The Richmond County Development Authority and Tuttle-Newton Home. Mr. Brinson holds a bachelor’s of business administration in finance from the University of Georgia.

David C. Brown, age 51, serves as Corporate Development Officer and Executive Vice President of the Company and State Bank, positions he has held since December 2013, with respect to the Company, and since March 2016, with respect to State Bank. Before joining the Company, Mr. Brown served as Managing Principal of Sagus Partners, LLC from January 2008 until December 2013. Mr. Brown holds a bachelor’s of arts in philosophy from Vanderbilt University and a master’s degree in business administration from the University of Georgia.

David W. Cline, age 56, serves as Chief Information Officer and Executive Vice President of the Company, positions he has held since January 2010.  Mr. Cline also serves as the Chief Operating Officer and Executive Vice President of State Bank, positions he has held since January 2015. Mr. Cline previously served as Chief Information Officer and Executive Vice President of State Bank from August 2009 until December 2014. Before joining State Bank in August 2009, Mr. Cline was a Director of Technical Operations with AT&T Business Field Services, serving the AT&T and BellSouth family of companies in technical management roles from 1988 until retiring in 2009.  Mr. Cline holds a bachelor’s of science degree from Virginia Polytechnic Institute and State University.

Steven G. Deaton, age 54, serves as Enterprise Risk Officer and Executive Vice President of the Company and State Bank, positions he has held since August 2012. Mr. Deaton previously served as Atlanta Regional President/Chief Banking Officer and Executive Vice President of State Bank from August 2009 until July 2012. Before joining State Bank, Mr. Deaton served as Executive Vice President/Atlanta Regional President of Flag Bank from 2005 until 2006 and served as President of Business Banking for Georgia for RBC Centura Bank from 2006 until 2007 (following RBC Centura Bank’s acquisition of Flag Bank). Mr. Deaton joined Flag Bank after it acquired First Capital Bank, successor of Chattahoochee National Bank, where he served as Chief Operating Officer, Chief Credit Officer and Senior Lender. Before that, Mr. Deaton held various senior management positions at Bank South and SouthTrust Bank from 1985 until 2000, including Georgia Commercial Banking Manager, Georgia Credit Administrator and Director of the Management Training Program. Mr. Deaton holds a bachelor’s of science in business administration from the University of North Carolina at Chapel Hill.

Michael R. Fitzgerald, age 58, serves as Chief Talent Officer and Executive Vice President of State Bank, positions he has held since August 2015.  Mr. Fitzgerald previously served as State Bank’s Chief Revenue and Chief Deposit Officer from 2012 until 2015 and as State Bank’s Senior Deposit Officer from 2011 until 2012. Before joining State Bank, he served as President of FitzgeraldMSI, a consulting company for banks, from 2002 until 2010. Mr. Fitzgerald previously served as President and Chief Operating Officer of NetBank, Vice President of Mellon Bank and President of directbanking.com, the online banking division of Salem Bank of Boston. Mr. Fitzgerald holds an economics degree from the University of Massachusetts.

Bradford L. Watkins, age 50, serves as Managing Director of the Commercial Finance Group and Executive Vice President of State Bank, positions he has held since 2015 and 2011, respectively.  In his role, he has responsibility for Commercial Real Estate Finance, Homebuilder Finance, Government Guaranteed (SBA) Lending, Wholesale Lending and Specialty Finance. Mr. Watkins previously served as Director of Real Estate Banking of State Bank from 2011 until 2015 and as Atlanta Regional Credit Officer of State Bank from 2009 until 2011. Before joining State Bank, he served as Senior Vice President of Cornerstone Bank between 2007 and 2009. Before that, he served as the Regional President for Atlanta and later for Real Estate Finance at Flag Bank from 2002 until 2006.  He began his career in 1988 at Wachovia Bank, where he served in various capacities in Retail Banking and Corporate Finance.  Mr. Watkins holds a bachelor’s degree in history from Washington & Lee University and a master’s of business administration in finance from Georgia State University. He also has completed the Executive Development Program at the Wharton School at the University of Pennsylvania.

CORPORATE GOVERNANCE

Introduction

We are committed to providing effective corporate governance over the business operations and corporate structure of the Company for the benefit of our shareholders. Our board of directors has adopted a set of Corporate Governance Principles that, together with our articles of incorporation, bylaws and the charters of our board committees, provide a framework for the governance of the Company. The Independent Directors Committee reviews and assesses the adequacy of our Corporate Governance Principles on an annual basis and oversees our compliance with such principles.

The following table summarizes some of the corporate governance practices we follow.

Highlights of Our Corporate Governance Practices
Director Attendance	We expect each director to attend all meetings of the board and of each committee of which the director is a member.
Focus on Strategic Planning	The board and management focus on our corporate strategy, holding annual off-site meetings to conduct strategic planning.
Board Independence	8 of our 11 directors are independent.

Highlights of Our Corporate Governance Practices
Board Committees	We have four board committees —Audit; Independent Directors; Risk; and Executive Committee.
Our Audit, Independent Directors and Risk Committees consist entirely of independent directors.
Director Qualifications	Our board is comprised of directors with diverse backgrounds, business experience and abilities necessary to allow the board to fulfill its responsibilities.
Independent Lead Director	Our independent directors elect an independent lead director.
The lead director regularly presides over executive sessions without management present.
Succession Planning	The Independent Directors Committee identifies and develops leaders through its oversight of succession planning for the Chief Executive Officer, senior executives and other officers.
Board Effectiveness	The board and its committees perform an annual self-evaluation to assess and improve the board’s effectiveness.
Mandatory Director Retirement Policy	The board adopted a policy in which directors are required to retire on the date of the next annual meeting of shareholders after reaching age 75.
Board Oversight of Risk	Our board oversees the Company’s general risk management strategy and advises management on the development and execution of the Company’s strategy.
Our Audit Committee oversees risk management processes related to internal controls, financial reporting and audit functions.
Our Risk Committee reviews and monitors our risk appetite and risk profile and articulates the types and tolerance of risk that the Company will assume in pursuit of its corporate objectives.
The Independent Directors Committee oversees risk related to our compensation and incentive plans, in addition to risk associated with the Company’s corporate governance principles.
Code of Ethics	The Company maintains a robust Code of Ethics policy providing expectations and guidelines to ensure all employees and directors act in a responsible manner.
Board Communications	We have a process through which all shareholders may communicate with our Board.
Related Person Transactions	Our Audit Committee reviews all related person transactions.

Director Attendance

The directors meet to review our operations and discuss our business plans and strategies for the future. The full board of directors met eleven times in 2016. During 2016, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served. We expect each director to attend our annual meeting of shareholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. All of our directors attended the 2016 annual meeting.

Director Independence

Our board of directors has determined that each of James R. Balkcom, Jr., Archie L. Bransford, Jr., Ann Q. Curry, Virginia A. Hepner, John D. Houser, Anne H. Kaiser, William D. McKnight and Major General (Ret.) Robert H. McMahon is an “independent” director, based on the independence criteria in the corporate governance listing standards of The NASDAQ Capital Market. Our shares of common stock were listed and began trading on The NASDAQ Capital Market on April 14, 2011.

In determining that Mr. Balkcom is independent, the board took into account a charitable contribution made by State Bank to the Shepherd Center Foundation, Inc. for which Mr. Balkcom serves as a member of its advisory board. The Shepherd Center Foundation, Inc. supports Shepherd Center, a private, not-for-profit hospital in Atlanta, Georgia specializing in medical treatment, research and rehabilitation for people with spinal cord injury and brain injury.

In determining that Ms. Hepner is independent, the board took into account, among other things, charitable contributions made by State Bank to The Woodruff Arts Center and the Alliance Theater, a division of The Woodruff Arts Center. Ms. Hepner serves as President and Chief Executive Officer of The Woodruff Arts Center.

In determining that Mr. Houser is independent, the board took into account, among other things, that Mr. Houser, until January 2016, served as President of Southern Trust Corporation, which owns Southern Trust Insurance Company (“Southern Trust”), and that Southern Trust paid State Bank’s insurance division for commissions owed to State Bank. Neither the Company nor State Bank paid any fees to Southern Trust for any accounting, consulting, legal, investment banking or financial advisory services. The board also took into account charitable contributions paid by State Bank to United Way of Middle Georgia and the Community Foundation of Central Georgia for which Mr. Houser served on the board of directors.

In determining that Ms. Kaiser is independent, the board took into account, among other things, a charitable contribution paid by State Bank to the Georgia Chamber of Commerce, for which Ms. Kaiser serves on the board of governors.

Mr. Evans, Mr. Childers and Mr. Wiley are considered inside directors because of their employment as our executive officers.

There are no family relationships between any of our directors and executive officers.

Committees of the Board of Directors

Our board committees are currently composed as follows (M — member; C — chairman):

Name	Audit Committee	Independent Directors Committee	Risk Committee	Executive Committee
James R. Balkcom, Jr.		C	M	M
Archie L. Bransford, Jr.		M	C	M
Ann Q. Curry		M	M
Joseph W. Evans				C
Virginia A. Hepner	M	M
John D. Houser	C	M		M
Anne H. Kaiser		M	M
William D. McKnight	M	M
Robert H. McMahon	M	M
J. Thomas Wiley, Jr.				M
In 2010, the board of directors established an Audit Committee, a Compensation Committee and a Nominating Committee. In January 2011, for administrative purposes, the board of directors combined the functions of the Compensation Committee and the Nominating Committee into one committee, the Independent Directors Committee. The board of directors also established the Risk Committee in March 2013, which previously operated as a committee of State Bank, and established the Executive Committee in November 2013.

Audit Committee. Our Audit Committee is composed of Mr. Houser (Chairman), Ms. Hepner, Mr. McKnight and Major General (Ret.) McMahon. The board has determined that each of Ms. Hepner and Mr. Houser is an “audit committee financial expert” for purposes of the rules and regulations of the SEC. The board has determined that each member of the committee is “independent” under SEC Rule 10A-3 and under The NASDAQ Capital Market listing standards. The Audit Committee met twelve times in 2016. The Audit Committee operates under a written charter that is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.”

To review our annual Audit Committee report, please see “Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm–Report of the Audit Committee.”

Independent Directors Committee. As noted above, we have combined the functions of our Nominating Committee and our Compensation Committee into one committee, the Independent Directors Committee. Our Independent Directors Committee performs the dual roles of overseeing (a) our corporate governance matters and the nomination of director candidates to the board of directors and (b) our compensation and personnel policies. Our Independent Directors Committee is composed of Mr. Balkcom (Chairman), Mr. Bransford, Ms. Curry, Ms. Hepner (Vice Chair), Mr. Houser, Ms. Kaiser, Mr. McKnight and Major General (Ret.) McMahon. The Independent Directors Committee charter is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.”

In its compensation role, the Independent Directors Committee has authority to establish the salaries and incentive compensation for our named executive officers. The committee also has the authority, among other things:

•	to annually determine and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	to review and approve annual base salary, annual incentive levels, any special or supplemental benefits and perquisites for our executive officers;

•	to review and approve employment agreements, new hire awards or payments, severance and change in control or similar termination agreements for our executive officers;

•
to oversee and administer our equity-based compensation, including the review and grant of equity awards to all eligible employees, and to fulfill such duties and responsibilities as described in those plans;

•	to review, approve and recommend to the board, as appropriate, any new compensation and incentive plans, policies or programs;

•	to oversee, monitor and assess the Company’s compensation and incentive plans, policies and programs; and

•	to oversee the Company’s management development and succession plans for executive officers.

In addition, the Independent Directors Committee annually reviews, evaluates and establishes levels of director compensation. For purpose of performance reviews, the committee evaluates the performance of our Chief Executive Officer, and our Chief Executive Officer evaluates the performance of our other named executive officers and discusses the results of such evaluations with the committee.

Under the Independent Directors Committee charter, the committee may delegate to one or more of our officers, who are also directors, the power to designate the officers and employees of the Company or State Bank who will receive awards under the Company’s equity-based incentive plan and to determine the terms of such awards in accordance with such plan. Notwithstanding that authority, no officer may be delegated the power to designate himself or herself as a recipient of restricted shares, options or warrants, or to grant restricted shares, options or warrants to any person who is subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934. Acting under this authority, the Independent Directors Committee delegated to Mr. Evans, our Chairman and Chief Executive Officer, the authority to issue equity incentive grants to any eligible employee, not to exceed 25,000 shares per employee per year. The Independent Directors Committee reviews a report of all grants authorized by Mr. Evans on at least a quarterly basis. The Independent Directors Committee must review and approve in advance all equity incentive grants to any individual exceeding 25,000 shares per year.

The Independent Directors Committee has the authority under its charter to appoint, select, obtain advice from, retain, terminate and approve the fees and other retention terms of advisors (including compensation consultants). From 2010 until September 2016, the Independent Directors Committee engaged Matthews, Young as an independent advisor to assist the committee in determining and evaluating director and executive compensation. In September 2016, the committee concluded its relationship with Matthews, Young and engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent advisor to assist with the review and establishment of our compensation programs and practices. The Independent Directors Committee assessed the independence of each of Matthews, Young and Meridian, taking into consideration all factors specified in The NASDAQ Capital Market listing standards. Based on this assessment, the committee determined that neither the engagement of Matthews, Young nor Meridian raised a conflict of interest.

Risk Committee. Our Risk Committee is composed of Mr. Bransford (Chairman), Mr. Balkcom, Ms. Curry and Ms. Kaiser. Ms. Kaiser joined the Risk Committee in November 2016. The board has appointed the Risk Committee to assist in the fulfillment of its oversight responsibilities, specifically as it relates to (a) communicating with management and monitoring our risk appetite and risk profile regarding credit risk, risk related to information technology and cyber security, operational risk, regulatory/compliance risk, liquidity and market risk, strategic risk and capital and earnings risk; and (b) approving our risk management framework and reviewing its effectiveness.

Executive Committee. Our Executive Committee is composed of our Chairman (Mr. Evans), Mr. Wiley and the Chairs of the Audit Committee (Mr. Houser), the Independent Directors Committee (Mr. Balkcom) and the Risk Committee (Mr. Bransford). The Executive Committee was appointed to exercise the powers and authority of the board, with certain limitations more fully provided in its charter, during the intervals between meetings of the board, when, based on the business needs of the Company, it is desirable for board-level actions to be considered but the convening of a special board meeting is not warranted as determined by the Chairman of the board. The Executive Committee reports any actions or recommendations to the board at the next regularly scheduled meeting. It is the general intention that all substantive matters in the ordinary course of business be brought before the full board for action, but the board recognizes the need for flexibility to act on substantive matters where action may be necessary between board meetings.

Nominations of Directors

The Independent Directors Committee serves to identify, screen, recruit and nominate candidates to the board of directors. The committee’s charter requires the committee to review potential candidates for the board, including any nominees submitted by shareholders in accordance with our bylaws. The committee evaluated each nominee recommended for election as a director in these proxy materials. In evaluating candidates proposed by shareholders, the committee will follow the same process and apply the same criteria as it does for candidates identified by the committee or the board of directors.

For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of our bylaws. Each notice must state:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•
a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the shareholder is making the nomination or nominations; and

•
such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC relating to the election of directors.

The notice must be accompanied by the sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes the nominee will stand for election and will serve if elected.

When considering a potential candidate for nomination, the Independent Directors Committee will consider the skills and background that the Company requires and that the person possesses, the diversity of the board and the ability of the person to devote the necessary time to serve as a director. The Independent Directors Committee has established the following minimum qualifications for service on our board of directors:

•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience that adds to the mix of the board as a whole;

•	the ability to exercise sound, independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills;

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

•	relevant expertise and experience and the ability to offer advice and guidance to our Chief Executive Officer based on that expertise and experience.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the committee also considers the following criteria, among others:

•	whether the candidate possesses the qualities described above;

•	whether the candidate has significant contacts in our markets and the ability to generate additional business for State Bank;

•	whether the candidate qualifies as an independent director under our guidelines;

•	the candidate’s management experience in complex organizations and experience with complex business problems;

•	the likelihood of obtaining regulatory approval of the candidate, if required;

•
whether the candidate would qualify under our guidelines for membership on the Audit Committee or the Independent Directors Committee, including whether a potential director nominee qualifies as an "audit committee financial expert" as that term is defined by the SEC or as an “independent” director under the listing standards of The NASDAQ Capital Market;

•	the extent to which the candidate contributes to the diversity of the board in terms of background, specialized experience, age, gender and race;

•	the candidate’s other commitments, such as employment and other board positions; and

•	whether the candidate complies with any minimum qualifications or restrictions set forth in our bylaws.

The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Although we have no formal policy regarding diversity, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

Board Leadership Structure

Our governance framework provides our board of directors with flexibility to determine the appropriate board leadership structure for the Company. We recognize that different board leadership structures may be appropriate for our Company depending on a number of different factors and, therefore, we reexamine our corporate governance policies and leadership structure from time to time to ensure that they continue to meet our needs. We believe this flexibility is important to allow our board of directors to determine the appropriate structure based on our specific needs at any given time.

Under our current leadership structure, the roles of the Chairman of the board of directors and Chief Executive Officer are combined, the board of directors has appointed a lead independent director and our audit, independent directors and risk committees consist entirely of independent directors.

Mr. Evans, one of our founders, has served in the dual roles of Chief Executive Officer and Chairman since the Company’s formation in 2010 (and also served in these dual roles at State Bank before our holding company reorganization in 2010), and the board believes that having Mr. Evans serve in these combined roles provides certain synergies and efficiencies that have successfully served our business and our shareholders. Under Mr. Evans’ leadership, we have successfully executed our growth strategy through 12 Federal Deposit Insurance Corporation (“FDIC”) assisted acquisitions and four non-assisted acquisitions, while also achieving strong organic loan and deposit growth. Mr. Evans has extensive experience in banking, as well as an in-depth knowledge of our organization, our shareholders and our markets. As a result, he is able to promote the development of our corporate strategies by facilitating effective and efficient information flow between management and the board. The board also believes that when the combined role of Chairman and Chief Executive Officer is coupled with a lead independent director appointed by the board, the interests of shareholders are served by providing a balance between the development of corporate strategies and independent oversight of management.

The Independent Directors Committee has elected, and the full board has approved, Mr. Balkcom as our lead independent director. Mr. Balkcom has served in this role since 2011. In this role, he calls and presides over executive sessions of the independent directors, without management present, as he deems necessary.

Other Governance Policies and Practices

Management Succession Plan. As noted above, in accordance with our Independent Directors Committee charter, the Independent Directors Committee reviews, in conjunction with the Chief Executive Officer, the Chief Executive Officer’s mission and objectives and considers succession plans for the Chief Executive Officer and other senior executives, officers and business unit managers. The Independent Directors Committee has developed a management succession plan to minimize the risk to our business from an unplanned departure of our Chief Executive Officer or other members of our senior management and to help ensure the continuity of senior management.

Board and Committee Self-Evaluations. The board conducts annual self-evaluations to determine whether the board and its committees are functioning effectively. The Independent Directors Committee oversees this annual review process and, through its Chairman, discusses the input with the full board. In addition, each board committee reviews annually the qualifications and effectiveness of that committee and its members. The Company, the board and each of the board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities.

Mandatory Director Retirement Policy. The Company maintains a policy requiring a director to retire from the board upon attaining the age of 75, effective as of the next annual meeting of shareholders. The Company adopted this policy to promote board diversity and encourage the addition of directors with varied perspectives, skills and strengths.

Board’s Role in Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes as it relates to management, financial statements and audit functions on behalf of the full board. Specifically, the Audit Committee focuses on financial reporting risk and internal controls, oversight of the internal audit process and legal compliance, regulatory compliance, review of insurance programs, policies and procedures as they relate to our conflicts of interest and complaints regarding accounting and audit matters. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and the adequacy and effectiveness of internal control systems and operational risk (including compliance and legal risk that may have a significant effect on the financial statements of the Company). The Audit Committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the Company and State Bank. Our Director of Internal Audit reports to the Audit Committee and meets with the committee, at least annually, in executive sessions to discuss any potential risk or control issues involving management. The Audit Committee reports regularly to the full board, which also considers our entire risk profile.

In addition to the risk management oversight functions provided by the Audit Committee, the Independent Directors Committee and the Risk Committee also perform functions related to oversight of risk management processes on behalf of the full board. Both the Independent Directors Committee and the Risk Committee regularly report to the full board.

The Risk Committee is responsible for overseeing risk management processes and controls related to credit risk, operational risk, risks related to compliance and regulatory matters, liquidity and market risks, strategic risk, capital and earning risks, and risks related to information technology and cyber security. The Risk Committee also reviews the establishment of risk levels for those identified risks and monitors the Company’s performance within such risk levels. Our Director of Internal Loan Review reports to the Risk Committee and meets with the Risk Committee no less frequently than quarterly. In addition, the Risk Committee reviews policies related to risk management governance.

In its compensation role, the Independent Directors Committee reviews our compensation and incentive plans, policies and programs made available to our named executive officers and to all other employees and directors. In its nomination and corporate governance role, the Independent Directors Committee manages risks associated with the independence of the members of the board and the Company’s compliance with its corporate governance principles.

The full board focuses on the most significant risks facing the Company and the Company’s general risk management strategy and also ensures that risks we undertake are consistent with board policy. In addition, the full board regularly considers strategic, market and reputational risk. While the board of directors oversees our risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically. Our board of directors has adopted a Code of Ethics that applies to all employees of the Company and State Bank, including officers and directors. The Code of Ethics is intended to provide guidance to assure compliance with law and promote ethical behavior. The Code of Ethics is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.” If we amend or waive any of the provisions of our Code of Ethics applicable to our principal executive officer, principal financial officer, controller or persons performing similar functions that relate to any element of the definition of “Code of Ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, we intend to disclose these actions on our website, www.statebt.com in the “Governance Documents” section under “Investors.”

Communications with the Board of Directors

The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326. The board has instructed the Corporate Secretary to forward all such communications promptly to the board.

Certain Relationships and Related Person Transactions

Our Code of Ethics sets forth the guidelines for reviewing all related person transactions for potential conflicts of interest. Under the Code of Ethics, our Audit Committee (or another independent body of the board) is responsible for reviewing, approving and ratifying all related person transactions. The Audit Committee Charter also sets forth the committee’s requirement to review and approve such transactions. Pursuant to the terms of the Audit Committee Charter, the Audit Committee has delegated to the Chair of the Audit Committee, or the Chair’s designee, the authority to approve a related person transaction, and the decision of the Chair or the Chair’s designee is to be presented to, and reviewed by, the Audit Committee. For purposes of this review, related person transactions include all transactions that are required to be disclosed under applicable SEC regulations.

The spouse of David W. Cline, the Company’s Chief Information Officer and State Bank’s Chief Operating Officer, is an employee of State Bank. During 2016, Mr. Cline’s spouse received compensation in the amount of $186,725, which included base salary, an annual incentive payment, the granting of 781 shares of restricted stock, cash dividends related to restricted stock grants and 401(k) matching contributions.

A son-in-law of one of our directors had loans outstanding with State Bank in 2016. These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers of State Bank not related to State Bank and did not include more than the normal risk of collectability associated with State Bank’s other banking transactions or other unfavorable features. The loans made to the son-in-law of one of our directors were made in accordance with our policy guidelines and were not disclosed as nonaccrual, past due, restructured or potential problems as of the date of this proxy statement.

In addition, State Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which limits the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and the amount of advances to third parties collateralized by the securities or obligations of affiliates. State Bank is also subject to the provisions of Section 23B of the Federal Reserve Act, which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Compensation Committee Interlocks and Insider Participation

None of the members of the Independent Directors Committee was an officer or employee, or former officer or employee, of the Company or State Bank during 2016. In addition, none of these individuals had any relationship requiring disclosure under Certain Relationships and Related Person Transactions, except as otherwise described above.

During 2016, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity (as defined in Item 407(e)(4) of Regulation S-K under the Securities Exchange Act of 1934) whose executive officers served on our board or Independent Directors Committee, except Mr. Evans, our Chairman and Chief Executive Officer. Mr. Evans serves on the board of directors of Southern Trust Insurance Company. Mr. Houser, a member of our board, served as the Chief Executive Officer and President of Southern Trust Insurance Company until January 2016.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows the owners of more than 5% of our outstanding common stock as of April 7, 2017, the record date.

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership(1)

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,706,846	—	6.95%
Franklin Mutual Advisers, LLC(3) 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	2,235,360	—	5.74%
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	2,076,259	—	5.33%

(1)	The percentage of beneficial ownership is based on 38,939,203 shares outstanding on April 7, 2017.

(2)
This information is based solely on the Schedule 13G/A filed on February 10, 2017 by The Vanguard Group, which reported sole voting power over 42,934 shares, shared voting power over 6,800 shares, shared dispositive power over 47,688 shares and sole dispositive power over 2,659,158 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 40,888 shares as a result of serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,846 shares as a result of serving as an investment manager of Australian investment offerings.

(3)
This information is based solely on the Schedule 13G/A filed on February 2, 2016 by Franklin Mutual Advisers, LLC reporting that the shares are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to investment management contracts, are managed by Franklin Mutual Advisers, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc. Pursuant to the investment management contracts, Franklin Mutual Advisers, LLC has sole voting and dispositive power over 2,235,360 shares. Franklin Mutual Advisers, LLC, however, disclaims any pecuniary interest in the shares and disclaims that it is the beneficial owner of the shares as defined in Rule 13d-3.

(4)
This information is based solely on the Schedule 13G filed on January 30, 2017 by BlackRock, Inc. which reported sole voting power over 1,987,059 shares and sole dispositive power over 2,076,259 shares.

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of April 7, 2017 by (a) each director and named executive officer named below and (b) all executive officers and directors, as a group.

Name and Address(1)	Number of Shares Owned(2)	Right to Acquire	Percentage of Beneficial Ownership(3)
James R. Balkcom, Jr.	9,519	—	*
Archie L. Bransford, Jr.(4)	13,398	—	*
Remer Y. Brinson III(5)	74,355	—	*
Kim M. Childers	208,038	—	*
Ann Q. Curry	7,500	—	*
Joseph W. Evans	429,131	—	1.10%
Virginia A. Hepner	5,200	—	*
John D. Houser	38,682	—	*
Anne H. Kaiser	—	—	*
William D. McKnight	74,710	—	*
Major General (Ret.) McMahon	4,300	—	*
Sheila E. Ray	36,000	—	*
J. Thomas Wiley, Jr.	415,918	—	1.07%
All Directors and Executive Officers as a Group (19 persons)	1,809,427	—	4.65%

* Denotes beneficial ownership of less than 1%.

(1)	The address of each of these listed individuals is c/o State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326.

(2)
The shares shown in this column include shares of restricted stock issued under our Equity Plan for which such holder has voting rights in the following amounts: Mr. Balkcom–1,200 shares; Mr. Bransford–1,200 shares; Mr. Brinson–36,000 shares; Mr. Childers–79,038 shares; Ms. Curry–1,200 shares; Mr. Evans–92,600 shares; Ms. Hepner–1,200 shares; Mr. Houser–1,200 shares; Mr. McKnight–1,200 shares; Major General (Ret.) McMahon–1,200 shares; Ms. Ray–36,000 shares; and Mr. Wiley–69,000 shares.

(3)	The percentages shown above are based on 38,939,203 shares of our common stock outstanding on April 7, 2017.

(4)	Includes 4,549 shares jointly held by Mr. Bransford’s spouse for which he shares voting and dispositive power.

(5)	Includes 99 shares of common stock held by Mr. Brinson’s spouse as a custodian for a minor child.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, no person beneficially owned more than 10% of our common stock during 2016. Based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2016, our directors and executive officers complied with all applicable Section 16(a) filing requirements, with the exception of Mr. Brown, who did not timely file one Form 4 for shares sold by him on November 8, 2016. Mr. Brown filed a late Form 4 to report the sale on November 14, 2016. In addition, Mr. Brinson timely filed a Form 4 on March 8, 2016 to report shares he purchased. However, that Form 4 incorrectly reflected the transaction as a sale; accordingly, Mr. Brinson amended the Form 4 on February 8, 2017 to correctly reflect a purchase transaction.

EXECUTIVE OFFICER COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

In this section, we sometimes refer to the Independent Directors Committee as the “committee.”

This Compensation Discussion and Analysis is intended to assist our shareholders in understanding our compensation programs, the philosophy underlying our compensation strategy and the fundamental elements of the compensation paid to our “named executive officers” whose 2016 compensation information is provided in the tables following this discussion. In this proxy statement, our “named executive officers” are the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in 2016.

Our named executive officers as of December 31, 2016 are noted in the following table, along with their titles:

Name	Title
Joseph W. Evans	Chief Executive Officer of the Company and Chairman of the Boards of Directors of the Company and State Bank
Sheila E. Ray	Chief Financial Officer, Corporate Secretary and Executive Vice President of the Company and State Bank
Remer Y. Brinson III	President of State Bank and Executive Vice President of the Company
Kim M. Childers	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
J. Thomas Wiley, Jr.	Chief Executive Officer of State Bank, President of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank

Overview

Our Compensation Discussion and Analysis addresses, among other matters, the following:

•key compensation decisions made by the committee in 2016;

•2016 business performance highlights;

•our compensation design and governance practices;

•the results of our 2016 “say on pay” vote;

•our compensation philosophy and the objectives of our compensation programs;

•our process for determining executive officer compensation;

•the elements of compensation paid to our executive officers; and

•other compensation and benefit policies related to the compensation of our executive officers.

Executive Summary

Key 2016 Compensation Decisions

Below we have summarized key compensation decisions made by the committee in 2016.

Base Salary	Maintained base salaries at 2015 rates for named executive officers, except for a market increase provided to our Chief Financial Officer.
Annual Cash Incentives
Established performance objectives for 2016 annual cash incentive plan, including an adjusted revenue target, growth targets for deposit and loan balances, an expense ratio target and the achievement of certain asset quality metrics.

Cash incentive payments were awarded at 92.9% of target for the executive officers based on results relative to established performance objectives.
Long-Term Equity Incentives	Executives received no equity awards in 2016 as 2015 grants were intended to provide for long-term compensation over at least a five-year period.
Performance conditions on 10% of the 2015 grants were achieved as our annual return on average assets, as measured under the agreements, exceeded the median of comparable banks for 2016. These shares remain subject to service vesting conditions until December 31, 2019.

2016 Business Performance Highlights

Our financial results in 2016 reflect record net income, strong growth in organic loans and core deposits, solid progress in noninterest income and effective expense management. We also announced the acquisitions of NBG Bancorp, Inc. and its wholly-owned subsidiary, The National Bank of Georgia, and S Bankshares, Inc. and its wholly-owned subsidiary, S Bank, in the second quarter of 2016 and closed both acquisitions on December 31, 2016.

Strong Earnings Growth

•	Net income of $47.6 million in 2016, a 67.4% increase from $28.4 million in 2015; diluted earnings per share were $1.28 in 2016, up 66.2% from $.77 in 2015.

•
Revenue, excluding accretion income and amortization of the FDIC receivable, increased $14.2 million, or 10.3%, in 2016 as the Company continued to replace accretion income from failed bank acquisitions with more traditional sources of revenue.

•	Net interest margin excluding accretion income expanded to 3.52% in 2016, a 13 basis point improvement from 2015.

•	Return on average assets improved to 1.34% in 2016, up from .84% in 2015.

Shareholder Return

•	Increased annual cash dividends 75% to $.56 per share in 2016 from $.32 in 2015, equating to a 43.8% dividend payout ratio.

•	Repurchased 270,715 shares of our common stock or $5.1 million under the stock repurchase program authorized in February 2016.

Noninterest Income Growth

•	Noninterest income increased 7.4% to $39.3 million in 2016, excluding amortization of the FDIC receivable.

•	Mortgage banking, SBA banking and payroll fee income increased in the aggregate 12.5% in 2016.

Expense Management

•
Total noninterest expense declined 2.0% to $120.9 million in 2016 from 2015; noninterest expense excluding merger-related expenses and loan collection and other real estate owned costs decreased 4.7% in 2016 from 2015.

•	Noninterest expense minus noninterest income, excluding amortization/accretion of the FDIC receivable, divided by average assets declined to 2.30% in 2016 from 2.58% in 2015.

Organic Loan and Deposit Growth

•	Organic loan growth of $316 million, or 17.8%, in 2016 (excluding acquisitions) from 2015.

•	Deposit growth of $156 million, or 5.5%, including $118 million, or 8.4%, growth in transaction deposit accounts in 2016 (excluding acquisitions) from 2015.

•	Noninterest-bearing deposits comprised 29% of total deposits at year-end 2016.

Strong Credit Quality

•Nonperforming organic loans to total organic loans were .30% in 2016.

•Past due organic loans to total organic loans totaled .06% in 2016.

•Net charge-offs to total average organic loans of .16% in 2016.

Compensation Design and Governance Practices

The committee has formulated our executive compensation program to align with the long-term interests of our shareholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our shareholders' long-term interests.

What We Do
Pay-for-Performance	We have structured compensation so that a significant portion of pay for our executive officers is subject to the attainment of key performance objectives.
Risk Management	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.
Caps on Annual Cash Incentive Payments	Our annual cash incentive payments are subject to caps on amounts earned.
Clawback	Both our annual cash incentive payments and long-term incentive program include a clawback provision requiring the return of incentive compensation in the event of a financial restatement.
Compensation Consultant	We engage an independent compensation consultant to assist in the development of our executive compensation program and to provide information on market trends and developments.

What We Don’t Do
Tax Gross-Up	We do not provide excise tax gross-ups on benefits or under any change in control provisions or agreements.
Excessive Perquisites	The perquisites offered to our executive officers are limited and solely for business-related expenses.
Permit Hedging	We prohibit hedging of Company securities.
Allow Unrestricted Pledging	We maintain a policy restricting pledging of Company securities, except in limited circumstances.

Results of 2016 Say on Pay Advisory Vote

In May 2016, we held our sixth shareholder advisory vote on our named executive officer compensation, and approximately 92% of votes cast were for approval of our named executive officer compensation. The committee believes that the strong result of this vote is evidence that our compensation policies and decisions are in the best interests of our shareholders. Although this shareholder vote on executive compensation was advisory, we continue to take the results of the “say-on-pay” vote into consideration and will continue to work with our shareholders to gain a better understanding of shareholder perspectives on our executive compensation policies and practices, corporate governance practices and other matters of shareholder interest.

Philosophy and Objectives of Executive Compensation

The Independent Directors Committee has established the following compensation philosophy in its charter and generally seeks to make decisions consistent with these objectives:

•	to encourage achievement of our long-range objectives by relating compensation to achievement of internal strategic objectives;

•	to establish compensation policies, benefit programs and guidelines that will attract and retain qualified executives through a level of compensation that is competitive within the banking industry;

•
to promote a direct relationship between compensation and our performance and to build long-term value for shareholders by facilitating executive officer stock ownership through restricted stock and other equity-based incentive awards; and

•	to plan for, justify and control total compensation costs.

Process for Determining Executive Officer Compensation

Role of the Independent Directors Committee

The committee is responsible for administering our executive compensation program in a manner consistent with our compensation philosophy. Under the Independent Directors Committee Charter, the committee has authority to review and approve the total compensation, including salary, bonus incentive, benefits and other compensation, of the Chief Executive Officer and all other executive officers of the Company. The committee also has the authority to, among other things:

•	annually review and determine corporate goals and objectives relevant to the compensation of the Chief Executive Officer;

•	review and approve employment agreements, new hire awards or payments, severance agreements and change in control or similar termination agreements for our executive officers; and

•
administer the Company’s incentive compensation plans (such as our Executive Officer Annual Cash Incentive Plan) and equity-based compensation plans (such as our Equity Plan), including the designation of the employees to whom awards are granted, the amount of awards and the terms and conditions of such awards, subject to the provisions of each plan.

With respect to performance reviews, the committee conducts an annual evaluation of the Chief Executive Officer’s performance and determines his compensation in executive sessions without the Chief Executive Officer present. Our Chief Executive Officer evaluates the performance of our other named executive officers and presents his conclusions and recommendations to the committee. The committee retains absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate.

Role of Management

Our Chief Executive Officer and other members of executive management and the committee work together to establish, review and evaluate performance goals for our performance-based incentive plans. While these executives provide input into our strategic goals for future performance periods, the committee carefully reviews recommended goals before giving its final approval, and it evaluates and determines whether such performance goals have been achieved. We believe this process ensures that goals will be appropriately balanced between short and long term incentives and will be motivating and challenging but also attainable.

Role of Our Compensation Consultants

The Independent Directors Committee has the authority under its charter to appoint, select, obtain advice from, retain, terminate and approve the fees and other retention terms of advisors (including compensation consultants). For much of 2016, the committee continued its engagement of Matthews, Young as its independent compensation consultant. In this role, Matthews, Young provided the committee with market data, analysis and advice regarding the compensation of our named executive officers and our other executive officers, which was used by the committee in making the majority of its compensation-related decisions in 2016. Specifically, Matthews, Young assisted the committee in the selection of performance objectives for our Executive Officer Annual Cash Incentive Plan (the “Incentive Plan”) and provided the committee with an analysis of compensation practices of similarly situated companies to ensure that our executive compensation programs fit within industry standards. In this regard, Matthews, Young conducted a peer group analysis of 40 SEC-reporting financial institutions in the eastern region of the United States to obtain a general understanding of the current compensation practices for our industry as compared to the Company, including a review of base salaries, incentive payments and long-term incentive grants. However, for 2016, the committee did not utilize benchmarking when determining the amount or form of executive compensation.

In September 2016, the committee concluded its engagement with Matthews, Young and engaged Meridian to serve as its independent compensation consultant. In its role, Meridian has consulted with the committee and has provided information on marketplace executive and director compensation trends, effective compensation policies and practices and updates on regulatory and compliance issues related to executive and director compensation.

Elements of Compensation

The primary components of our 2016 named executive officer compensation, as well as the key features of each component, are included in the table below:

Component	Objective	Link to Performance	Fixed or Performance Based	Short or Long-term
Base Salary	Attract and retain qualified executives	Based on each executive’s performance of internal strategic objectives and responsibilities	Fixed	Short-term
Provide a measure of income stability to allow executives to focus on execution of our strategic goals
Annual Cash Incentive Payments	Attract and retain qualified executives	Incentives are 100% based on quantitative performance objectives important to our near term financial success	Performance	Short-term
Focus management on achievement of our financial and operational objectives
Long-Term Incentive Program	Attract and retain qualified executives	Awards granted in 2015 will vest only if pre-established performance targets are met and the executive continues service with the Company	Performance	Long-term
Align executive and shareholder goals by providing management with a direct interest in our future success
Reward achievement of sustained long-term performance while providing adequate exposure to equity performance risk

The Company values pay-for-performance in the compensation of its executive officers. Therefore, we strive to maintain a balanced approach to total compensation that includes a balance of fixed and performance-based pay, cash and equity compensation, absolute and relative performance goals and short- and long-term incentive compensation.

Base Salary

The committee intends for the base salary of our named executive officers to provide a base level of pay for the services they provide that is competitive within the financial services industry for comparable financial institutions. We believe that the fixed annual base salaries of the named executive officers help us retain qualified executives and provide a measure of income stability to the executives, which allows them to stay focused on our business. The “Summary Compensation Table for 2016” below reflects the base salary paid to each of our named executive officers for the periods presented.

Under the employment agreements for each of Mr. Evans, Mr. Childers and Mr. Wiley, the committee annually reviews each officer’s base salary and can increase that salary based on performance and in compliance with regulatory standards. The committee also annually reviews the base salary of our other executive officers. Based on this review, the committee established the base salaries of each of the named executive officers for 2016.

The following table details the base salary of our named executive officers for the periods presented and shows the percentage change in base salary year over year.

Name	2015 Base Salary ($)	2016 Base Salary ($)	Percent Increase from 2015 Base Salary
Joseph W. Evans	500,000	500,000	—
Sheila E. Ray	250,000	300,000	20%
Remer Y. Brinson III	336,000	336,000	—
Kim M. Childers	360,000	360,000	—
J. Thomas Wiley Jr.	450,000	450,000	—

For 2016, the committee increased the base salary of Ms. Ray after considering her individual performance, increased responsibilities and the committee’s desire to more closely align Ms. Ray’s compensation with the compensation of other similarly situated employees of banking organizations of comparable size and complexity. Ms. Ray had not received an increase in salary since her initial hire in 2014. The committee determined that the base salary of each of our other named executive officers would remain unchanged from 2015. For more information, see the section below titled “Summary of Executive Compensation.”

Annual Cash Incentive Payments

Annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities—financial, operating, compliance, safety and soundness—that support our overall strategy and build shareholder value.

In February 2015, the committee approved the Incentive Plan, which the committee administers in consultation with management. The purpose of the Incentive Plan is to allow participants, including our named executive officers, to earn incentive compensation that is tied to performance measured against specific pre-set objectives. The Incentive Plan was developed with the assistance of Matthews, Young and was similar to the annual cash incentive plans adopted by the committee in prior years. In 2016, Matthews, Young advised the committee on prevailing market practices regarding annual cash incentive plans and confirmed that the Incentive Plan conformed with such practices.

Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the committee, in consultation with our Chief Executive Officer or his designees, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives.

The committee may also consider more subjective performance objectives, such as customer satisfaction, employee management and development, regulatory standing of the Company, evaluation of merger and acquisition activities, adherence to policies and procedures and the maintenance of high ethical standards, which can be used to downwardly adjust the actual incentive earned by a participant in any plan year. The committee has plenary authority, among other things, to designate participants; to determine the maximum potential incentive of each participant; to select performance objectives, weights and threshold, target and stretch performance levels for each performance objective; to select performance factors and assign negative percentage weights with respect to those performance factors for each participant; to determine actual funded and earned incentives; to interpret the plan; and to prescribe, amend and rescind rules and regulations relating to the plan.

Each year, the committee will set the amount of each participant’s potential incentive payment that can be earned at the threshold, target and stretch levels, determined as a percentage of the participant’s base salary. (The application of the “threshold, target and stretch levels” is described in detail below.) For 2016, the committee set the potential incentive payment at the threshold, target and stretch levels for each of the named executive officers as follows:

Potential Incentive Payments as a Percentage of Base Salary and Potential Cash Incentive Payments
Name	Threshold (%)	Threshold Incentive Payment ($)	Target (%)	Target Incentive Payment ($)	Stretch (%)	Stretch Incentive Payment ($)
Joseph W. Evans	25.0	125,000	50.0	250,000	75.0	375,000
Sheila E. Ray	17.5	52,500	35.0	105,000	52.5	157,500
Remer Y. Brinson III	25.0	84,000	50.0	168,000	75.0	252,000
Kim M. Childers	25.0	90,000	50.0	180,000	75.0	270,000
J. Thomas Wiley Jr.	25.0	112,500	50.0	225,000	75.0	337,500

The committee (with input from our Chief Executive Officer or his designees) establishes threshold, target and stretch performance levels and weights for each selected performance objective. The weight, stated as a percentage, indicates the maximum percentage of the total potential threshold, target or stretch incentive payment that can be earned for achieving each particular performance objective at the set threshold, target and stretch performance levels. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each performance objective. If performance is below the threshold level for any particular performance objective, no payment will be earned; however, payment will be earned for other performance objectives that are achieved at least at a threshold level of performance. Stretch represents the maximum level of performance at which, if achieved, a payment is earned on each performance objective. If performance exceeds the stretch level for any performance objective, no further incentive above the stretch incentive for such performance objective is earned.

Actual performance between threshold, target and stretch performance levels will be interpolated to determine the amount of payment based on relative achievement of the performance objectives. In addition, for certain performance objectives, which are referred to as “yes/no objectives,” the committee may determine that the performance level for such objective is either met or is not met (for example, an objective measuring asset quality). For these yes/no objectives, the committee will only set a target performance level. As such, performance below target will earn no incentive and performance above target will only earn the target incentive and will not result in earning a stretch incentive payment for that objective.

Finally, each year, the committee also establishes any subjective performance factors, including the maximum negative percentage for each such factor that can be deducted from a participant’s actual incentive earned, for substandard results.

For 2016, the committee selected six performance objectives, which included two yes/no objectives. These performance objectives were determined by the committee to encompass critical aspects of our financial performance and sound management of asset quality. The committee assigned a weight to each objective, indicating their relative importance, with all weights summing to 100%. The committee established a threshold, target and stretch performance level for each performance objective, other than the two yes/no asset quality objectives which could only be earned at the target level of performance.

For 2016, the six selected performance objectives, the assigned weight for each objective and the threshold, target and stretch performance level, if applicable, for each objective, were as follows:

		Performance Objective Levels and Actual Results
Performance Objectives	Assigned Weight For Performance Objectives	Threshold ($)	Target ($)	Stretch ($)	Actual Company Result ($)
Achieve Adjusted Revenue(1)	40%	133,663,476	157,251,148	188,701,378	151,143,935
Grow Fourth Quarter Average Deposit Transaction Account Balances(2)	20%	2,538,896,623	2,549,681,831	2,564,062,107	2,696,653,287
Grow Fourth Quarter Average Loan Balance(3)	10%	2,289,078,705	2,338,564,723	2,404,546,079	2,269,541,437
Achieve Expense Ratio(4)	20%	2.46%	2.10%	1.75%	2.17%
Asset Quality(5)
Classified Assets as a Percent of Risk Based Capital at or Below 25.0%(6)(7)	5%	No	Yes	n/a	Yes
Net Charge-offs at or Below .40%(8)	5%	No	Yes	n/a	Yes
Total	100%

(1)
Adjusted revenue is defined as the pre-provision net interest income and non-interest income, including gains and losses on loans held-for-sale, while excluding (a) accretion income on the January 1, 2016 purchased credit impaired loan portfolio, (b) gains and losses from the sale of assets (other than loans held-for-sale), including securities and (c) other additional revenues from strategic decisions approved by the board of directors but not included in the annual budget.

(2)
This performance objective represents an increase of $89,742,276 in fourth quarter 2016 average total deposits as compared to the fourth quarter of 2015, excluding an increase in deposits resulting from volatile large depositors, such as municipalities or deposit accounts originated from financial institutions acquired in 2016.

(3)	This performance objective represents an increase of $288,870,237 in fourth quarter 2016 average loan balances as compared to the fourth quarter of 2015.

(4)
This performance objective is calculated by subtracting non-interest income from noninterest expense and dividing such total by total average assets. Noninterest expense excludes net cost of operations of other real estate owned and collections of loans, one time severance accruals, executive officer incentive accruals, merger related costs or other costs related to strategic decisions approved by the board of directors but not included in the annual budget. Noninterest income excludes income related to strategic decisions approved by the board of directors but not included in the annual budget.

(5)	Credit metrics do not include purchased credit impaired loans.

(6)	Classified assets include assets listed as substandard, doubtful or loss.

(7)
This performance objective is based on the average quarterly results as determined by dividing the sum of each quarter-end’s classified assets or nonperforming assets, as applicable, as a percent of risk based capital or total assets, as applicable, by four.

(8)	The target amount is determined based on the 2016 year-end balance of net charge-offs.

The Independent Directors Committee reviewed our performance and noted that for each performance objective with a threshold, target and stretch performance level, our performance exceeded the threshold level established by the committee, except for the performance objective related to loan growth, and the performance objective related to deposit growth exceeded the target level. In addition, with respect to the yes/no objectives regarding asset quality, we met each objective at the target level. The committee further determined, after considering the subjective performance factors, including customer satisfaction, employee management and development, regulatory standing of the Company, evaluation of merger and acquisition activities, adherence to policies and procedures and the maintenance of high ethical standards, that no reduction in incentive earned for performance against objectives was warranted. Accordingly, in determining the actual incentive compensation earned by Mr. Evans, Ms. Ray, Mr. Brinson, Mr. Childers and Mr. Wiley, the committee approved awards at an amount equal to an interpolated amount between the total potential threshold incentive and the total potential stretch incentive.

Our named executive officers’ actual cash incentive awards for 2016 are noted in the table below, along with the percentage of the total target incentive each officer achieved.

Participant Name	Actual Award ($)	Percentage of Target Incentive Payment Achieved
Joseph W. Evans	232,256	92.9%
Shelia E. Ray	97,547	92.9%
Remer Y. Brinson III	156,076	92.9%
Kim M. Childers	174,192	92.9%
J. Thomas Wiley, Jr.	220,643	92.9%

The Independent Directors Committee will, on an annual basis, continue to review its annual cash incentive plans and award measurement methods and update the Incentive Plan as warranted to maintain the effectiveness of the plan as a key performance-based component of our overall executive compensation program. The committee expects that the selected objectives, performance measures and thresholds will continue to evolve based on market conditions, new regulations and the regulatory review process.

Long-Term Incentive Program

Our compensation philosophy strongly embraces the concept that management works in the best interests of shareholders when management also has an ownership stake in the Company. We have used the equity grant alternatives in our Equity Plan to support this philosophy.

In general, we have implemented equity-based incentives:

•	to encourage management to continue in the long-term service of the Company;

•	to give management a more direct interest in the future success of the operations of the Company;

•	to attract outstanding individuals for leadership positions; and

•	to retain and motivate those individuals.

2016 Long-Term Incentive Awards

The committee did not grant our named executive officers any long-term incentive awards in 2016, as the performance-based restricted stock awards granted in 2015 were intended to provide for long-term compensation over at least a five-year period.

2015 Restricted Stock Grant
In 2015, the committee granted restricted stock to our named executive officers pursuant to our Equity Plan. The 2015 grants of restricted stock varied from grants approved in prior years, as the vesting of the 2015 awards were subject not only to continued service of the executive with the Company but were also subject to the achievement of pre-established performance targets. When compared to previous grants of restricted stock, the number of shares granted in 2015 increased significantly because of the significantly longer vesting term of ten years, the addition of performance criteria and our intention not to make additional grants to our current named executive officers for at least five years.
As discussed in more detail below, the 2015 restricted stock grants:

•
replaced our historic annual awards that vested solely upon the passage of time with a performance-based award that vests over ten years and is coupled with a service-based requirement for awards for which the performance-based requirements have been met;

•	incentivize the achievement of above target results through the entire ten-year performance period;

•	discourage imprudent risk-taking; and

•	do not penalize executive officers for making strategic decisions that are intended to benefit the Company in the long term but which may have a temporary negative effect on earnings.

The following table outlines certain key features of our 2015 restricted stock awards. A description of the performance criteria related to such grants follows below the table.

Feature	Description	Notes/Rationale
Grant Date	February 11, 2015	The committee does not anticipate making additional grants of restricted stock to our named executive officers until at least 2020.
Performance Period	10 years	The awards are designed to reward sustained long-term performance.
Service Vesting Requirements	No shares will vest until December 31, 2019 and up to 50% of the shares will vest on December 31, 2019, if the performance criteria are met.	The awards are designed to encourage retention of experienced, highly qualified executives who are critical to our long-term success.
At December 31st of each following year (2020 through 2024), an additional 10% of shares will be eligible for vesting based on achievement of the performance criteria.
Subject to the exceptions outlined below, no shares will be awarded unless the executive remains employed through December 31, 2019, and the executive must remain employed through December 31, 2024 to earn the full award.

Feature	Description	Notes/Rationale
Termination Provisions
If an officer’s employment ceases for any reason, all shares that have not vested will be immediately forfeited, except for an involuntary termination without cause or termination due to death or permanent disability. In these situations, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter shall vest on a pro-rata basis.
The committee believes providing for pro-rata vesting for terminations without cause or due to death or disability provides reasonable protections to executives.
Upon consummation of a change in control (as defined in the Equity Plan), shares will vest as follows:
The committee structured the change in control provision to align the interests of management and shareholders if a change of control opportunity is presented that would be in the best interest of our shareholders.

• If our share price on the date of the change in control is 20% higher than the closing price on the grant date, all award shares will vest.

• If our share price on the date of change in control is not 20% higher than the closing price on the grant date, then the number of award shares that vest will be determined based upon a pro-rata percentage equal to the stock’s per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date.

Performance Criteria for 2015 Restricted Stock Grants. For each of the first five years (2015 through 2019), each named executive officer can accrue up to 10% of the shares of restricted stock awarded under the agreement, with the accrual date occurring on December 31 of each year, provided the Company’s Annual Return on Average Assets, or AROAA, measured on December 31 of each year, is greater than or equal to the AROAA of at least 50% of all banks listed in the SNL Financial U.S. Bank Indices having between $1 billion and $10 billion in total consolidated assets (the “Comparator Group”) on such date and the officer continues to be employed by us (except as described above). Under the restricted stock agreements, AROAA is calculated by reference to such indices and data reported by SNL Financial LC. Accordingly, the committee measured AROAA using SNL Financial’s measurement of core ROAA (annualized), which is defined as net income after tax and before extraordinary items, excluding net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items, including merger expenses. On December 31, 2019, 10% of the award shares will vest for each year (2015 through 2019) that the Company met the above-referenced performance conditions, such that up to 50% of the award shares can potentially vest on December 31, 2019. Thereafter, at the end of each year for the next five years (2020 through 2024), an additional 10% of shares will vest if the above-referenced performance conditions are met for such year.

The committee selected the AROAA performance measure to reward executive officers for their achievement for sustained long-term performance goals. The committee believes the AROAA performance measure provides a comparable metric with peers regardless of institution size and is heavily influenced by the short and long term decisions of our executives. We believe that consistent strong performance in comparison to other financial institutions will result in increased value for our shareholders without encouraging imprudent risk taking. For 2016, the Company met the AROAA performance metric under the 2015 restricted stock agreements. As such, 10% of each named executive officer’s shares accrued for vesting. However, these accrued shares will not vest until December 31, 2019, assuming the officer meets the service requirement (subject to certain exceptions).

The 2015 restricted stock grants also contain a performance provision which provides that, beginning in year 2016 and continuing through year 2024, the Company will evaluate Multi-Year Return on Average Assets

(“MROAA”), measured on January 1, 2015 and ending on December 31 of each subsequent yearly measurement period using SNL Financial’s definition of core ROAA described above. To achieve this performance metric, MROAA for the multi-year period must be greater than or equal to the MROAA of 50% of the Comparator Group for the same period. If the MROAA performance metric is achieved for any multi-year periods and the officer meets the service requirement through the end of each of these periods, then any shares that were not eligible to vest for prior years based on the AROAA will vest for these periods. For example, if 40% of shares were vested through the end of 2020 for prior period performance but the Company’s average MROAA for the entire six-year period, 2015 through 2020, met the performance requirement, then an additional 20% of shares will vest, bringing total vesting to 60% of granted shares for the six-year period.

As a bank holding company regulated by the Board of Governors of the Federal Reserve System that also controls our bank subsidiary regulated by the FDIC, the Independent Directors Committee is responsible for not only creating compensation programs that encourage the achievement of our long-term objectives but also for creating compensation programs that limit risk and are consistent with safety and soundness principles. With these goals in mind, the Independent Directors Committee structured these long-term incentive awards with the MROAA provision to allow our executives to earn shares for the achievement of performance over a longer period. Specifically, the MROAA provision prevents executive officers from being penalized for making strategic decisions that are intended to benefit the Company in the long term but which may have a temporary negative effect on earnings. In addition, the executives are incentivized to achieve above-target results thorough the entire ten-year performance period, given that their long-term equity awards are at risk if earnings fall below those of the Comparator Group. Each year the Company fails to achieve the AROAA performance metric, future performance of the Company will have to be well in excess of the median of the Comparator Group to attain the overall MROAA performance metric. Structuring the restricted stock grants in this manner allows our executives to continue focusing on the achievement of long-term results, while discouraging imprudent risk-taking.

The following table outlines the current status of the 2015 Restricted Stock Grant and the potential future vesting schedule.

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
AROAA Performance Measure Met	Yes	Yes	*	*	*	*	*	*	*	*
MROAA Performance Measure Met	N/A	Yes	*	*	*	*	*	*	*	*
Potential Shares Available to Earn	10%	10%	10%	10%	10%	10%	10%	10%	10%	10%
Actual Shares Earned	10%	10%	*	*	*	*	*	*	*	*
Potential Vesting Schedule (if performance criteria are met)	0%	0%	0%	0%	50%	10%	10%	10%	10%	10%
Actual Shares Vested	0%	0%	*	*	*	*	*	*	*	*

* to be determined

Other Executive Benefits

Perquisites. The Company does not provide extensive perquisites to its executive officers, and those perquisites offered are business-related and granted to facilitate the efficiency and productivity of our executive officers. The total value of all perquisites provided to each of our named executive officers in 2016 was less than $10,000, except with respect to Mr. Brinson.

Mr. Brinson received $42,900 in perquisites that consisted of an allowance for housing expenses in Atlanta and cell phone charges. Our board of directors and Chief Executive Officer expect Mr. Brinson, as President of State Bank, to maintain a significant personal presence in each of our market areas, including metropolitan Atlanta.

Because Mr. Brinson resides in Augusta, Georgia, the Independent Directors Committee believes that the reimbursement for his Atlanta housing expenses was appropriate.

Benefit Plans. Our named executive officers are eligible to participate in our company-provided benefit plans and programs, including medical, life and disability plans, on the same basis as other salaried, full-time employees. Each of our named executive officers also participates in our 401(k) Plan. The committee believes that its employee benefits are generally in line with benefits provided by the Company’s peer group and consistent with industry standards.

Retirement Benefits. Mr. Brinson is a participant in the Amended and Restated First Bank of Georgia Supplemental Retirement Plan (the “SERP”), which the Company assumed as a result of the merger of Georgia-Carolina Bancshares with and into the Company. The Company elected to assume the SERP as a method to retain Mr. Brinson following the merger. For an additional discussion of the SERP and the present value of his accumulated benefit under the SERP, see “Supplemental Executive Retirement Plan” below.

Severance and Change in Control Arrangements for Current Named Executive Officers

We provide change in control benefits to each of our named executive officers and severance benefits to Mr. Evans, Mr. Childers and Mr. Wiley in the event of certain involuntary terminations. The board of directors believes that it is important to protect its named executive officers in the event of a change in control by providing the officers with a structured process for leaving State Bank as a result of a change in control of the Company. Further, the board of directors believes that the interests of shareholders will be best served if the interests of executive management are aligned with the shareholders and that providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.

Each of our employment agreements with Mr. Evans, Mr. Childers and Mr. Wiley include certain severance payments upon termination of employment or a change in control of the Company. With respect to a change in control, each of these employment agreements provide modified “single trigger” benefits to the executive, meaning that the change in control payment is made if the executive chooses to terminate his employment within a specified time period following the change in control. This modified “single trigger” change in control provision was negotiated with Mr. Evans and Mr. Childers, as our founding executive officers, contemporaneous with our initial institutional equity capital raise of approximately $292.1 million and our initial failed bank acquisitions in July 2009. Mr. Wiley, who was one of our founding investors and became a director in 2010, received substantially similar change in control provisions when he joined the Company as an executive officer. The Independent Directors Committee believes these change in control provisions are appropriate for Mr. Evans, Mr. Childers and Mr. Wiley because they allow these officers to continue to pursue strategies that build long-term shareholder value—whether through the Company’s continued independent operations or through the sale of the Company. However, the Independent Directors Committee currently intends to avoid modified “single-trigger” and “single-trigger” change in control provisions in future employment agreements or change in control agreements with other executive officers.

Each of Mr. Brinson and Ms. Ray has a separation agreement with the Company that provides “double trigger” benefits to the executive, meaning that severance benefits are paid only in the event of such officer’s termination without cause or for good reason by the officer following a change in control.

For a more detailed description of the severance and change in control benefits applicable to our named executive officers, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Other Policies and Practices

Stock Ownership Requirements. We do not have any stock ownership requirements or guidelines for our named executive officers. Each of Mr. Evans, Mr. Childers and Mr. Wiley currently owns shares of our common stock with a value of more than fifteen times his annual salary.

Policy Against Hedging Activities.     The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company which are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities. The board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Policy Against Pledging. We prohibit our directors, officers and employees from pledging the Company's securities as collateral for a loan, unless such person can demonstrate the financial capacity to repay the loan without resort to the pledged securities.

Recovery and Recoupment of Provisions. Our restricted stock agreements with our named executive officers provide that the shares of restricted stock granted to the named executive officer are conditioned on the named executive officer’s forfeiting, waiving or repaying to the Company any amount or shares as may be required in compliance with Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and with the Company’s clawback compliance policy as in effect from time to time and as directed by the Independent Directors Committee.  Similarly, the Incentive Plan provides that State Bank will comply with the incentive clawback requirements under applicable laws, rules and regulations, including the Dodd Frank Wall Street Reform and Consumer Protection Act. The Incentive Plan further includes clawback provisions requiring repayment of any award to the extent any payment made is later determined to have been based on financial results that are subsequently the subject of restatement to correct an accounting error due to material noncompliance with any financial reporting requirement, if such restatement is identified within three years after the date of the first public issuance or filings of the financial results subsequently restated and a lower payment or award would have been made based on the restated financial results. We intend to adopt a recoupment policy, which will include provisions to comply with the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, after the SEC issues the applicable rules.

Tax Treatment

Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation to $1 million per year for the Chief Executive Officer and the three other executive officers (other than the Chief Financial Officer) who are the highest paid and employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. The Independent Directors Committee considers the deductibility of compensation paid to the named executive officers when making compensation decisions.  In order to maintain flexibility, the Independent Directors Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives

The Independent Directors Committee annually reviews, along with the assistance of members of senior management, our compensation and incentive plans, policies and programs made available to our named executive officers and to all other employees of the Company to seek to ensure that they do not provide incentives to the Company’s employees to take risks that are reasonably likely to have a material adverse effect on the Company. In connection with this review, the Independent Directors Committee reviews the Company’s compensation strategy and risk mitigation components of the incentive plans and policies to ensure the appropriate balance of compensation opportunities and risk. The committee also reviews the performance measurements and criteria used for determining the amount of awards earned under the various incentive plans, in addition to general administrative guidelines. None of our incentive plans for our retail or commercial bankers reward employees based on volume of accounts established. Instead, those incentive plans focus on deposit growth, loan production and other revenue generated, as appropriate per each employee’s roles and responsibilities.

Our senior risk officers, including our Enterprise Risk Officer and Chief Financial Officer, performed an assessment of the non-executive officer incentive plans and practices that was intended to ensure that those plans did not encourage excessive risk-taking from our executive officers and employees and appropriately aligned the interests of employees with the long-term well-being and safety and soundness of the Company. Based on the review of the senior risk officers and our assessment of such policies and practices, we do not believe that any of our compensation policies and practices provide incentives to our employees to take risks that are reasonably likely to have a material adverse effect on us.  We believe that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry. Our incentive plans provide employees with appropriate incentives that balance risk and reward, are compatible with effective controls and risk management and are supported by strong corporate governance, including active and effective oversight by management and our board of directors.

Compensation Committee Report

The Independent Directors Committee, acting in the role of the compensation committee, has reviewed and discussed the Compensation Discussion and Analysis section contained in this proxy statement with our management. Based upon that review and those discussions, the Independent Directors Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Independent Directors Committee
James R. Balkcom, Jr., Chairman
Archie L. Bransford, Jr.
Ann Q. Curry
Virginia A. Hepner
John D. Houser
Anne H. Kaiser
William D. McKnight
Major General (Ret.) Robert H. McMahon

The Compensation Committee Report of our Independent Directors Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

SUMMARY OF EXECUTIVE COMPENSATION

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2016, 2015 and 2014.
Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)	Total ($)
Joseph W. Evans	2016	500,000	—	232,256	—	70,746(8)	803,002
Chief Executive Officer/	2015	500,000	1,255,320(5)	298,403	—	47,922	2,101,645
Chairman	2014	460,000	149,220	200,000	—	21,735	830,955

Sheila E. Ray(2)	2016	300,000	—	97,547	—	33,410(8)	430,957
Chief Financial Officer	2015	250,000	684,720(5)	104,441	—	24,020	1,063,181

J. Thomas Wiley, Jr.	2016	450,000	—	220,643	—	51,890(8)	722,533
President/Vice Chairman of the Company; Chief Executive Officer of State Bank	2015	450,000	1,065,120(5)	268,563	—	35,330	1,819,013
	2014	410,000	116,060	175,000	—	14,460	715,520

Remer Y. Brinson III(3)	2016	336,000	—	156,076	69,574	76,423(8)	638,073
President/ Executive Vice President of State Bank	2015	336,000	684,720(5)	206,539	58,957	67,776	1,353,992

Kim M. Childers	2016	360,000	—	174,192	—	59,791(8)	593,983
Executive Risk Officer/Vice Chairman	2015	360,000	1,065,120(5)	214,850	—	40,662	1,680,632
	2014	360,000	116,060	175,000	—	18,576	669,636

(1)Reflects current principal positions.

(2)
Ms. Ray became Chief Financial Officer of the Company and State Bank effective January 1, 2015. Because Ms. Ray did not become a named executive officer until 2015, we have not included her compensation information for 2014.

(3)	Mr. Brinson became Executive Vice President of the Company effective January 1, 2015 and became President of State Bank effective July 30, 2015.

(4)
The amounts shown in this column reflect the aggregate grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 17 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. For the year ended December 31, 2015, the amounts shown are not an indication of actual compensation received but rather the maximum potential compensation (based on the grant date fair value of the restricted stock awards) if all performance and service requirements are met over the entire ten-year vesting period.

(5)
On February 11, 2015, the Independent Directors Committee granted shares of restricted stock, which vest over a ten year period, with no shares vesting until at least December 31, 2019 (subject to certain exceptions). Unlike grants of restricted stock awarded in prior years, none of the 2015 award shares vest solely based on future service, even in the event of death, disability, termination without cause or a change in control. Vesting is subject to the Company meeting certain performance metrics and the continued employment of the executive officers, subject to certain exceptions. The amounts shown are not an indication of actual compensation received but rather the maximum potential compensation (based on the grant date fair value of the restricted stock awards) if all performance and service requirements are met over the entire ten-year vesting period. For further discussion of the 2015 restricted stock grants, see “Compensation Discussion and Analysis—Long-Term Incentive Program” above and “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” below.

(6)
See “Compensation Discussion and Analysis—Annual Cash Incentive Payments” above for a description of how the Independent Directors Committee determined the incentive payments awarded to Mr. Evans, Ms. Ray, Mr. Brinson, Mr. Childers and Mr. Wiley.

(7)
For 2016, this amount represents the aggregate change in the actuarial present value of vested benefits accrued to Mr. Brinson under the SERP from our measurement dates used for our 2016 consolidated financial statements. For 2015, this amount represents the aggregate change in the actuarial present value of vested benefits accrued to Mr. Brinson under the SERP measured using the actuarial present value of Mr. Brinson’s accumulated vested benefit under the SERP on January 1, 2015, immediately following our acquisition of Georgia-Carolina Bancshares, as compared to the accumulated vested benefit under the SERP at December 31, 2015. See the section titled “Supplemental Executive Retirement Plan” and the “Pension Benefits for 2016” table below for more information.

(8)	Amounts in this column include the following for 2016:

•	Mr. Evans: 401(k) matching contributions of $13,250, cash dividends related to restricted stock grants of $51,856 and life insurance premiums of $5,640;

•	Ms. Ray: 401(k) matching contributions of $13,250 and cash dividends related to restricted stock grants of $20,160;

•	Mr. Wiley: 401(k) matching contributions of $13,250 and cash dividends related to restricted stock grants of $38,640;

•
Mr. Brinson: 401(k) matching contributions of $13,250, cash dividends related to restricted stock grants of $20,160, aggregate perquisites of $42,900, of which $42,000 related to reimbursements of housing expenses in Atlanta and $900 related to the reimbursement of cell phone charges, and life insurance premiums of $113; and

•	Mr. Childers: 401(k) matching contributions of $13,250, life insurance premiums of $2,280 and cash dividends related to restricted stock grants of $44,261.

As described below under “Life Insurance Benefits,” the life insurance premiums paid for (a) Mr. Evans and Mr. Childers were pursuant to a split-dollar life insurance agreement entered into between the Company and the executive officer on December 1, 2012 and (b) for Mr. Brinson were pursuant to a split-dollar life insurance agreement entered into between First Bank of Georgia and Mr. Brinson on October 9, 2013.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table provides a summary regarding plan-based equity and non-equity incentive awards granted to the named executive officers in 2016. Except for incentive cash payments, we granted no plan-based awards to our named executive officers in 2016.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Joseph W. Evans	125,000	250,000	375,000
Sheila E. Ray	52,500	105,000	157,500
Remer Y. Brinson III	84,000	168,000	252,000
Kim M. Childers	90,000	180,000	270,000
J. Thomas Wiley, Jr.	112,500	225,000	337,500

(1)
For each named executive officer, amounts reported represent the potential payouts pursuant to our Incentive Plan, with all payments subject to achievement of Company performance objectives and subject to negative discretion as discussed in “Compensation Discussion and Analysis—Annual Cash Incentive Payments.” Actual amounts earned by each named executive officer are included in the column titled “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table” above.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2016 for the named executive officers.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph W. Evans	39,800(1)	1,069,028	52,800(5)	1,418,208
Sheila E. Ray	7,200(2)	193,392	28,800(5)	773,568
Remer Y. Brinson III	7,200(2)	193,392	28,800(5)	773,568
Kim M. Childers	34,238(3)	919,633	44,800(5)	1,203,328
J. Thomas Wiley, Jr.	24,200(4)	650,012	44,800(5)	1,203,328

(1)	Represents the following shares of unvested restricted stock granted to Mr. Evans:

•
5,100 shares that vest on September 20, 2017, 12,500 that vest on July 24, 2018 and 9,000 shares that vest on July 29, 2019, provided that (a) Mr. Evans remains in our employment through that date, (b) vesting will be accelerated upon Mr. Evans’s death or disability or upon a change in control as defined in the Equity Plan and (c) if Mr. Evans retires, these shares will vest six months following his retirement; and

•	13,200 shares for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) Mr. Evans remains employed through

December 31, 2019 and (b) vesting will be accelerated upon Mr. Evans’ death, permanent disability or voluntary termination without cause.

(2)
Represents 7,200 shares of unvested shares of restricted stock granted for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) the executive remains employed through December 31, 2019 and (b) vesting will be accelerated upon the executive’s death, permanent disability or involuntary termination without cause.

(3)	Represents the following shares of unvested restricted stock granted to Mr. Childers:

•
5,100 shares that vest on September 20, 2017, 10,938 shares that vest on July 24, 2018 and 7,000 shares that vest on July 29, 2019, provided that (a) Mr. Childers remains in our employment through that date, (b) vesting will be accelerated upon Mr. Childers’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Childers retires, these shares will vest six months following such retirement; and

•
11,200 shares for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) Mr. Childers remains employed through December 31, 2019 and (b) vesting will be accelerated upon Mr. Childers’ death, permanent disability or voluntary termination without cause.

(4)	Represents the following shares of unvested restricted stock granted to Mr. Wiley:

•
6,000 shares that vest on July 24, 2018 and 7,000 shares that vest on July 29, 2019, provided that (a) Mr. Wiley remains in our employment through that date, (b) vesting will be accelerated upon Mr. Wiley’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Wiley retires, these shares will vest six months following his retirement; and

•
11,200 shares for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) Mr. Wiley remains employed through December 31, 2019 and (b) vesting will be accelerated upon Mr. Wiley’s death, permanent disability or voluntary termination without cause.

(5)
Represents restricted shares granted in 2015 that vest over a ten-year period, subject to both the achievement of pre-established performance targets and the officer’s continued service with the Company, with no shares vesting until at least December 31, 2019. For the first five years (2015 through 2019), officers can accrue up to 10% of restricted stock for vesting annually, if the performance targets and service requirements are met. Thereafter, 10% of the remaining shares will vest on December 31 over the remaining five years (2020 through 2024), subject to both achievement of the performance targets and service requirements. Only those shares that have not accrued for vesting based on the achievement of the annual performance targets are included in this column. For a more detailed description of the terms of these restricted stock awards, see “Compensation Discussion and Analysis—Long-Term Incentive Program.” If an officer’s employment is terminated because of death, permanent disability or involuntary termination without cause before all shares have vested, the maximum number of award shares subject to vesting will be determined on a pro rated basis calculated by reference to the most recently completed fiscal quarter. In addition, all award shares will become vested concurrent with a consummation of a change in control (as defined in the Incentive Plan), subject to certain performance conditions. For an explanation of the terms of vesting on a change in control, see “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” below.

Option Exercises and Stock Vested in 2016

No stock awards held by our named executive officers vested during 2016. As of December 31, 2016, we had not issued any stock options to our named executive officers.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	28,918	$14.37	1,892,322
Equity compensation plans not approved by security holders	—	—	—
Total	28,918	$14.37	1,892,322

(1)	Consists solely of awards granted under our Equity Plan.

Supplemental Executive Retirement Plan

Mr. Brinson is a participant in the SERP which the Company assumed as a result of the merger of Georgia-Carolina Bancshares with and into the Company. The SERP was amended in connection with the merger transaction to confirm that consummation of the merger would vest 80% of Mr. Brinson’s “normal retirement benefit” upon consummation of the merger, as described below. Mr. Brinson will be entitled to vest in the remaining 20% of his normal retirement benefit as the Company accrues the expense on our books, which generally occurs in equal amounts on a monthly basis through his expected normal retirement at age 65 (in August 2025).

In addition, vesting of this remaining 20% will accelerate immediately if, prior to reaching age 65:

•
Mr. Brinson is terminated without “cause” by the Company or Mr. Brinson terminates his employment with the Company for “good reason” (each as defined in the SERP), with payments commencing when he reaches age 65; or

•	Mr. Brinson dies or incurs a “disability” (as defined in the SERP), while still employed with the Company, with payments commencing immediately.

The “normal retirement benefit” provides an annual payment of $128,000 per year payable from age 65 until death, with a minimum payout of at least 15 years.  In the case of disability while employed with the Company and prior to reaching age 65, the Company will pay Mr. Brinson the actuarial equivalent of his normal retirement benefit in five equal annual installments. In the event of his death, whether or not employed with the Company and before payments have commenced, Mr. Brinson’s beneficiary(ies) will receive the actuarial equivalent for a period of ten years. If Mr. Brinson’s employment is terminated for other reasons before he reaches age 65, he will be eligible to receive annual payments of his normal retirement benefit when he reaches age 65, but only to the extent vested as of the date of his termination.

Pension Benefits for 2016
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Remer Y. Brinson III	Supplemental Executive Retirement Plan	9.2	1,075,977	—

(1) This includes years of service with First Bank of Georgia, a former wholly-owned subsidiary of Georgia-Carolina Bancshares which was merged with the Company on January 1, 2015. As noted above, the SERP was assumed by us in the merger and Mr. Brinson vested in 80% of his “normal retirement benefit” payable at age 65 under the SERP upon consummation of the merger. Mr. Brinson will be entitled to vest in the remaining 20% of his normal retirement benefit under the SERP ratably each month until he reaches age 65 (in August 2025) or if accelerated sooner upon certain events, as described above.

(2) The SERP is accounted for in accordance with FASB ASC Topic 710 using a discount rate of 4.00% at December 31, 2016.

Employment Agreements

Employment Agreements for Mr. Evans, Mr. Childers and Mr. Wiley

On December 31, 2014, the Company and State Bank entered into amended and restated employment agreements with:

•	Mr. Evans to serve as Chief Executive Officer of the Company and Chairman of the Company and State Bank;

•	Mr. Childers to serve as Chief Risk Officer and Vice Chairman of the Company and State Bank; and

•	Mr. Wiley to serve as Chief Executive Officer of State Bank and President and Vice Chairman of the Company and State Bank.

The agreements of each of Mr. Evans, Mr. Childers and Mr. Wiley were amended and restated in 2014 to add the Company as a party to the agreements, as well as to revise and add certain tax and regulatory compliance provisions. In addition, the agreements were amended to require the executive to execute and not revoke a release of claims as a condition to receiving severance benefits. As applicable, the agreements were also amended to reflect any change in position or title, to consolidate any prior amendments and to update certain outdated provisions.

Each employment agreement has a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until either party notifies the other that the automatic renewals should discontinue. Under the employment agreement, each executive officer is eligible to receive:

•	an annual incentive payment, with a target incentive amount of 50% of the executive’s base salary, and may also participate in the Company’s equity incentive programs;

•	benefits available to senior executives of the Company, including business and professional association reimbursements and paid vacation; and

•
an annual base salary that is to be reviewed at least annually by the Independent Directors Committee and the Company, and the officer will be entitled to any increases in base salary determined by the committee.

Each of the employment agreements provides for payments upon termination of employment, including in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control—Employment Agreements of Mr. Evans, Mr. Childers and Mr. Wiley.” Each employment agreement also requires the executive officer to keep confidential bank information and trade secrets during employment and for 12 months following termination of the employment agreement. In addition, each executive officer is subject to provisions for non-competition and non-solicitation of customers and employees, as described below under “Potential Payments Upon Termination or Change in Control—Employment Agreements of Mr. Evans, Mr. Childers and Mr. Wiley.” Controversies or claims related to the employment agreements will be settled by binding arbitration, with State Bank paying the fees and expenses of the arbitration proceeding. If litigation to enforce an arbitration award is brought, State Bank will advance to the executive officer reasonable fees, costs and expenses, and the executive officer will reimburse the advances within 60 days of the final disposition of the matter, unless the arbitrators or court has ruled in favor of the executive officer on the merits of the substantive issues in dispute.

Ms. Ray’s Offer Letter

On October 14, 2014, Ms. Ray entered into an offer letter with the Company and State Bank, which became effective on January 1, 2015, to serve as Chief Financial Officer of the Company and State Bank. Under the offer letter, Ms. Ray:

•	receives an initial annual base salary of $250,000;

•	is eligible to participate in the Company’s annual incentive plan with an initial target incentive of 35% of her base salary; and

•
is entitled to participate in incentive, retirement, health, dental, welfare and other benefit plans and programs of the Company and State Bank applicable to employees generally, which benefits include business and professional association reimbursements and paid vacation.

Ms. Ray also has a separation agreement with the Company and State Bank that provides for certain payments upon a change in control of the Company, as described below under “Potential Payments Upon Termination or Change in Control—Separation Agreement for Ms. Ray.”

Mr. Brinson’s Offer Letter

On June 24, 2014, in connection with our acquisition of Georgia-Carolina Bancshares and its subsidiary bank, First Bank of Georgia, we entered into an offer letter with Mr. Brinson, First Bank of Georgia and the Company which became effective on January 1, 2015, the effective date of the merger. Pursuant to the offer letter, Mr. Brinson served as President and Chief Executive Officer of First Bank of Georgia until it was merged into State Bank on July 24, 2015. Mr. Brinson currently serves as President of State Bank and as an Executive Vice President of the Company. Under the offer letter, Mr. Brinson:

•	receives an initial annual base salary of $336,000;

•	is eligible to participate in the Company’s annual incentive plan with an initial target incentive of 50% of his base salary; and

•
is entitled to participate in incentive, retirement, health, dental, welfare and other benefit plans and programs of the Company and State Bank applicable to employees generally, which benefits include business and professional association reimbursements and paid vacation.

Mr. Brinson’s offer letter also contains provisions related to non-competition and non-solicitation. These provisions generally prohibit Mr. Brinson, through the earlier of January 1, 2018 or the one year anniversary of his termination of employment, from soliciting, either directly or indirectly, any customer with whom he had contact on our behalf for a competing business or soliciting our employees. Mr. Brinson is also prohibited through the earlier of January 1, 2017 or the one-year anniversary of his termination of employment from competing, directly or indirectly, with us within Richmond, Columbia, Burke, Jefferson, McDuffie and Warren Counties in Georgia and Aiken County in South Carolina.

Mr. Brinson also has a separation agreement with the Company and State Bank that provides for certain payments upon a change in control of the Company, as described below under “Potential Payments Upon Termination or Change in Control—Separation Agreement for Mr. Brinson.”

Potential Payments Upon Termination or Change in Control

Employment Agreements of Mr. Evans, Mr. Childers and Mr. Wiley

For purposes of the benefits provided in the employment agreements of Mr. Evans, Mr. Childers and Mr. Wiley, a change in control is deemed to occur, in general, if:

•	a person or group of persons acquires 30% or more of the Company’s common stock;

•
within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director);

•
the shareholders of the Company approve a reorganization, merger or consolidation of the Company with respect to which shareholders of the Company immediately before such reorganization, merger or consolidation do not immediately thereafter own more than 50% of the combined voting power of the surviving entity; or

•	the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

If the officer chooses to terminate his employment within the period commencing three months before and ending 12 months after a change in control and upon 30 days written notice, the officer is entitled to receive a severance payment in a lump sum amount equal to (a) the greater of (x) his current annual base salary divided by 12 or (y) his average monthly compensation; (b) multiplied by the number of months from the effective date of his termination through the unexpired portion of the term of the employment agreement or, if greater, 24. For purposes of these calculations, “average monthly compensation” means: (a) the sum of (x) the officer’s then current annual base salary plus (y) his most recent annual incentive payment or, if greater, his average incentive payment for the three prior years; (b) divided by 12. In addition, State Bank will also pay the officer an amount equal to the cost of COBRA health continuation coverage for the officer and his eligible dependents for the longer of (a) the unexpired portion of the term of the employment agreement, (b) 24 months or (c) the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage.

In addition, if the officer’s employment is terminated (a) by State Bank and the Company other than for “cause,” or (b) by the officer for “cause,” the officer will be entitled to receive a severance payment in a lump sum amount equal to the greater of (x) his current annual base salary divided by 12, or (y) his average monthly compensation (as defined above); multiplied by 12. For purposes of the employment agreements:

“Cause” is generally defined to mean the following with respect to termination of the officer by State Bank and the Company:

•	a material breach of the terms of the employment agreement by the officer;

•
conduct by the officer that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the officer’s office and is demonstrably likely to lead to material injury to the Company and State Bank or which results in direct or indirect personal enrichment of the officer, as confirmed by a vote of the board of directors following written notice and an opportunity to be heard by the board of directors;

•	conduct resulting in the conviction of the officer of a felony; or

•	conduct that results in the permanent removal of the officer from his position as an officer of the Company or State Bank under a written order by any regulatory agency.
“Cause” is generally defined to mean the following with respect to termination by the officer:

•	a material diminution in the powers, responsibilities, duties or total compensation of the officer;

•
the failure of the board of directors to maintain the officer’s appointment to his role as officer of the Company or State Bank, the Company’s and State Bank’s non-renewal of the employment agreement or the failure of the shareholders of the Company or State Bank to elect the officer as a director of the Company or State Bank; or

•	a material breach of the employment agreement by the Company and State Bank.

With respect to termination by the officer for cause, the officer must give 30 days’ written notice to the Company and State Bank, other than for failure of the board of directors to maintain the officer’s appointment or non-renewal of the employment agreement.

In addition, if the officer’s employment is terminated by the Company and State Bank other than for “cause” or by the officer for “cause,” as described above, the officer will also be entitled to receive an amount equal to the cost of COBRA health continuation coverage costs for the officer and his eligible dependents for the longer of 12 months or the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage from the Company and State Bank.

The employment agreements also provide that during the term of each officer’s employment and for 36 months following his termination of employment, the officer agrees not to compete with the Company and State Bank within designated counties in Georgia. In addition, during the term of each officer’s employment and for 24 months following his termination of employment, the officer agrees not to solicit any of the Company’s and State Bank’s customers with whom he had material contact or employees of the Company and State Bank. The agreement not to compete and not to solicit customers or employees does not apply if:

•	the Company and State Bank terminates the officer’s employment without “cause;” or

•	the officer terminates his employment for “cause.”

For at least 12 months following the termination of the employment agreement, the officer will not disclose the Company’s and State Bank’s confidential information and will protect the Company’s and State Bank’s trade secrets for so long as permitted by applicable law.

The employment agreements also provide that if the payments on termination of employment would constitute a “parachute payment” as defined in Code Section 280G, the officer shall receive the total payments made under the employment agreement, provided that if the after-tax amount retained by the officer after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by the officer if the total payments were reduced so that no Code Section 280G taxes would be incurred, the officer will receive reduced payments. Under the employment agreement, the Company and State Bank may offer and the officer may agree to provide post-termination personal services to the Company and State Bank for payments that might otherwise be designated “parachute payments” to the extent needed to comply with Code Section 280G and to avoid excise taxes under Code Section 4999.

The employment agreements provide for automatic termination of the agreement upon death or permanent disability. Permanent disability is defined as a condition providing for payments under any long-term disability coverage provided by the Company and State Bank or in the absence of such coverage, when the officer is unable to perform the material aspects of his duties for at least 180 days. Upon termination for permanent disability, the officer is paid his average monthly compensation for each full month until long term disability benefits become payable, or if longer, six months.

The employment agreements are intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If an officer is a “specified employee” (within the meaning of Code Section 409A) when the officer separates from service with the Company or State Bank, any deferred compensation subject to Code Section 409A will be paid on the first day of the seventh month following the termination of employment, unless an exemption is otherwise available.

Separation Agreement for Ms. Ray

On January 1, 2015, Ms. Ray entered into a separation agreement with State Bank that provides for severance payments upon termination of her employment in certain circumstances upon a change in control, described below. Ms. Ray’s separation agreement has a one year term that automatically renews each day after the effective date so that the term remains a one-year term until State Bank notifies Ms. Ray at least 90 days prior to the next renewal date that the automatic renewal should discontinue. Ms. Ray’s separation agreement with the Company provides “double trigger” benefits, meaning that certain severance benefits are paid only in the event of her termination without cause by us or for good reason by her following a change in control.

Upon providing proper notice, if, during the one-year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), State Bank terminates Ms. Ray without cause or Ms. Ray terminates her employment for good reason, Ms. Ray will be entitled to receive a severance payment in a lump sum equal to one times the average of her base salary over the last three full fiscal years (or her average annualized base salary for such shorter period of time as she has been employed by State Bank).

For purposes of the benefits provided in Ms. Ray’s separation agreement, a change in control is deemed to occur, in general, if:

•
a person or group of persons acquires voting securities of the Company or State Bank, if, after the transaction such person or group or persons owns, controls or holds more than 51% of any class of voting securities of the Company or State Bank;

•
the approval by the shareholders of State Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of State Bank or the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity; or

•	the sale, transfer or assignment of all or substantially all of the assets of State Bank or the Company and its subsidiaries to any third party.

For purposes of Ms. Ray’s separation agreement, “good reason” is generally defined as (a) a material diminution in her compensation, duties and responsibilities or (b) the transfer of her current location to another location more than 30 miles away. With respect to termination by Ms. Ray for good reason, Ms. Ray must notify State Bank within 90 days following her knowledge of the existence of the event that constitutes good reason. In addition, under the separation agreement, “cause” is generally defined to mean the following:

•
conduct that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to her office and is demonstrably likely to lead to material injury to State Bank or which resulted or was intended to result in her direct or indirect gain or personal enrichment;

•	conduct resulting in her conviction of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;

•	a material breach of her obligations under the separation agreement;

•	an intentional breach by her of any of State Bank’s policies and procedures;

•	performance in job duties which results in her not attaining pre-determined performance goals and objectives;

•	the failure to perform her assigned duties or to follow reasonable instructions from her supervisor; or

•	conduct which results in her permanent removal as an officer or employee of State Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over State Bank.

Ms. Ray’s separation agreement also provides that during the term of her employment and for one year following her termination, she will not solicit any of State Bank’s customers with whom she had contact during the 12 months prior to her termination or our employees to join a competing business. In addition, Ms. Ray is obligated to hold State Bank’s confidential information in strict confidence for a period of three years or so long as such information remains confidential, whichever is shorter, following her termination and to hold State Bank’s trade secrets in strict confidence for so long as permitted by applicable law.

The separation agreement is intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If any amount paid under the agreement is deferred compensation (within the meaning of Code Section 409A) and Ms. Ray is a “specified employee” (within the meaning of Code Section 409A) as of the date of her termination, amounts that would be otherwise payable within the six-month period immediately following the date of her termination shall instead be paid on the first business day after the date that is six months following her “separation from service” (within the meaning of Code Section 409A).

Separation Agreement for Mr. Brinson

On June 23, 2014, Mr. Brinson entered into a separation agreement with Georgia-Carolina Bancshares’s wholly-owned subsidiary bank, First Bank of Georgia, that became effective immediately after the consummation of the Company’s merger with Georgia-Carolina Bancshares, which occurred on January 1, 2015. First Bank of Georgia remained a separate subsidiary of the Company following the merger until it was merged into State Bank on July 24, 2015. Under the terms of the separation agreement, State Bank assumed the obligations under the separation agreement upon the merger of First Bank of Georgia and State Bank, which we refer to as the bank merger, and any references to First Bank of Georgia in the separation agreement are now considered references to State Bank. Mr. Brinson’s separation agreement further clarified that neither the merger and acquisition of Georgia-Carolina Bancshares by the Company nor the subsequent bank merger would constitute a change in control.

Mr. Brinson’s separation agreement has a one year term that automatically renews each day after the effective date so that the term remains a one-year term until State Bank provides Mr. Brinson at least 90 days notice of no further renewals. Mr. Brinson’s separation agreement with the Company provides “double trigger” benefits, meaning that certain severance benefits are paid only in the event of his termination without cause by us or for good reason by him following a change in control.

Upon providing proper notice, if, during the one-year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), State Bank terminates Mr. Brinson without cause or Mr. Brinson terminates his employment for good reason, Mr. Brinson will be entitled to receive a severance payment in a lump sum equal to two times the average of his base salary over the last three full fiscal years (or his average annualized compensation for such shorter period of time as he has been employed by First Bank of Georgia or State Bank).

For purposes of the benefits provided in Mr. Brinson’s separation agreement, a change in control is deemed to occur, in general, if:

•
a person or group of persons acquires voting securities of the Company or State Bank, if, after the transaction such person or group or persons owns, controls or holds more than 50% of any class of voting securities of the Company or State Bank;

•
the approval by the shareholders of State Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of State Bank or the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity;

•	the sale, transfer or assignment of all or substantially all of the assets of State Bank or the Company and its subsidiaries to any third party; or

•
within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director).

For purposes of Mr. Brinson’s separation agreement, “good reason” is generally defined as (a) a material diminution in his compensation, duties and responsibilities or (b) the transfer of his current location to another location more than 30 miles away. With respect to termination by Mr. Brinson for good reason, he must notify State Bank within 30 days following his knowledge of the existence of the event that constitutes good reason. In addition, under the separation agreement, “cause” is generally defined to mean the following:

•
conduct that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to his office and is demonstrably likely to lead to material injury to State Bank or which resulted or was intended to result in his direct or indirect gain or personal enrichment;

•	conduct resulting in his conviction of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;

•	a material breach of his obligations under the separation agreement;

•	an intentional breach by him of any of State Bank’s policies and procedures;

•	the failure to perform his assigned duties or to follow reasonable instructions from his supervisor; or

•	conduct which results in his permanent removal as an officer or employee of State Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over State Bank.

Mr. Brinson’s separation agreement provides that during the term of his employment and for one year following his termination, he will not solicit any of State Bank’s or its affiliates customers with whom he had contact during the 12 months prior to his termination or State Bank’s or its affiliates’ employees to join a competing business. The separation agreement also provides that while employed with State Bank and, if Mr. Brinson has received the severance payment described above, for 12 months following his termination of employment, Mr. Brinson agrees not to compete with State Bank within designated counties in Georgia. In addition, Mr. Brinson is obligated to hold State Bank’s confidential information in strict confidence for a period of three years following his termination or so long as such information remains confidential, whichever is shorter, and to hold State Bank’s trade secrets in strict confidence for so long as permitted by applicable law.

Mr. Brinson’s separation agreement is intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If any amount paid under the agreement is deferred compensation (within the meaning of Code Section 409A) and Mr. Brinson is a “specified employee” (within the meaning of Code Section 409A) as of the date of his termination, amounts that would be otherwise payable within the six-month period immediately following the date of his termination shall instead be paid on the first business day after the date that is six months following his “separation from service” (within the meaning of Code Section 409A).

Mr. Brinson’s separation agreement also provides that if the severance payment would constitute a “parachute payment” as defined in Code Section 280G, Mr. Brinson will receive the total payment made under the separation agreement, provided that if the after-tax amount retained by Mr. Brinson after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by Mr. Brinson if the total payments were reduced so that no Code Section 280G taxes would be incurred, Mr. Brinson will receive a reduced payment.

Restricted Stock Agreements

Service-Based Restricted Stock Grants. Before 2015, our historical grants of restricted stock consisted of restricted stock that vested solely based on continued service with the Company. Under these restricted stock agreements, all unvested shares of restricted stock held by our named executive officers will be vested concurrent with the consummation of a “change in control” as defined in the Equity Plan. If such officer’s employment with the Company or State Bank ceases for any reason, all unvested shares of restricted stock will be immediately and automatically forfeited and canceled on the date of termination of employment, except that all unvested shares of restricted stock will be fully vested (a) on the named executive officer’s death or permanent disability, as defined in the Equity Plan, or (b) six months following the officer’s retirement, as defined in the restricted stock agreement by and between the Company and the officer.

2015 Performance-Based and Serviced-Based Restricted Stock Grants. As discussed above, in 2015, the Independent Directors Committee approved grants of restricted stock that are subject to the achievement of both Company performance metrics and continued service with the Company. Under the 2015 restricted stock agreements, all unvested shares of restricted stock held by our named executive officers will be vested concurrent with the consummation of a “change in control” as defined in the Equity Plan, if the Company’s per share closing price on the date of the change in control is 20% higher than the stock’s per share closing price on the grant date. If the Company’s per share closing price on the date of the change in control is not 20% higher than the stock’s per share closing price on the grant date, then the number of award shares that become vested will be determined based upon a pro-rata percentage equal to the stock’s per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date. By way of example only, if the Company’s per share closing price on the grant date was $10, then a 20% increase in share price since the grant date would be $12. If the stock’s per share closing price on the date of the change in control is $11, then only 50% of the award shares would vest on the date of the change in control.

In addition, under the 2015 restricted stock agreement, if the officer’s employment with the Company or State Bank ceases for any reason, all shares that have not vested will be immediately and automatically forfeited and canceled on the date of termination of employment, except that if the officer’s employment is terminated due to death, involuntary termination without cause or permanent disability, as defined in the Equity Plan, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter shall vest as determined on a pro-rata basis.

For the market value of the unvested shares of restricted stock held by each named executive officer as of December 31, 2016, see the “Outstanding Equity Awards at 2016 Fiscal Year-End” table above.

Table Showing Potential Post-Employment Payments Due to Mr. Evans, Mr. Childers and Mr. Wiley. The following table summarizes the potential post-employment payments due to Mr. Evans, Mr. Childers and Mr. Wiley upon termination from the Company or State Bank or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year, which was December 30, 2016. If we terminate such named executive officer’s employment for “cause,” or such named executive officer leaves our employment without “cause,” then we have no further obligation to such named executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

Name	Scenario	Cash Severance ($)(1)	Restricted Stock Vesting ($)(2)	Benefits ($)(3)	Total ($)
Joseph W. Evans	Termination by Executive for Cause	743,553	—	39,383	782,936
	Termination by Company without Cause	743,553	354,552(5)	39,383	1,137,488
	Change in Control (Voluntary Termination of Employment)(4)	2,230,659	2,487,236(6)	78,765	4,796,660
	Permanent Disability	371,777	1,069,028(7)	—	1,440,805
	Death	—	1,069,028(7)	—	1,069,028
Kim M. Childers	Termination by Executive for Cause	548,014	—	26,498	574,512
	Termination by Company without Cause	548,014	300,832(5)	26,498	875,344
	Change in Control (Voluntary Termination of Employment)(4)	1,644,042	2,122,961(6)	52,995	3,819,998
	Permanent Disability	274,007	919,633(7)	—	1,193,640
	Death	—	919,633(7)	—	919,633
J. Thomas Wiley, Jr.	Termination by Executive for Cause	671,402	—	31,898	703,300
	Termination by Company without Cause	671,402	300,832(5)	31,898	1,004,132
	Change in Control (Voluntary Termination of Employment)(4)	2,014,206	1,853,340(6)	63,795	3,931,341
	Permanent Disability	335,701	650,012(7)	—	985,713
	Death	—	650,012(7)	—	650,012

(1)
Based on average monthly compensation as determined by dividing the sum of the named executive officer’s current base salary and the average of incentive payments paid over the three most recent years by 12. The remaining term of the employment agreement used is three years assuming that no notice of non-renewal has been given by either party.

(2)	The value is based on the closing market price of a share of our common stock on December 30, 2016.

(3)
The COBRA health continuation coverage rate for an employee and family (based on each employee’s age) in effect at December 31, 2016 was multiplied by the number of months over which the amount would be paid.

(4)
Upon the named executive officer’s termination of employment on account of a change in control under the terms of the employment agreement, the amounts reported could be reduced if such reduced amount would provide a greater value to the named executive officer after taking into account Code Section 4999 excise taxes and other taxes. For purposes of this table, only the maximum amounts are shown.

(5)
No shares vest under the service-based restricted stock agreements if we terminate the executive without cause. Under the 2015 restricted stock agreements, if we terminate an executive without cause, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2016, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, an additional 10% of each executive’s restricted shares accrued for vesting on December 31, 2016 for a total of 20% of each executive’s restricted share award having accrued for vesting. The following number of shares would have vested on a termination without cause on such date: Mr. Evans–13,200 shares; Mr. Childers–11,200 shares; and Mr. Wiley–11,200 shares.

(6)
Represents full vesting of all service-based restricted shares on a change in control regardless of whether the executive voluntarily terminates his employment. Under the 2015 restricted stock agreements, if the closing price of our stock on the date of the change in control is 20% higher than the per share closing price of our stock on the February 11, 2015 grant date, all shares will vest, regardless of whether the executive voluntarily terminates his employment. If, however, the per share closing price of our stock on the date of the change in control is not 20% higher than our per share closing price on the February 11, 2015 grant date, the number of shares that vest on a change in control is determined based on a pro-rata percentage equal to the per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date, regardless of whether the executive voluntarily terminates his employment. On December 30, 2016, the closing price per share of our common stock was 41.22% higher than the stock’s per share closing price on February 11, 2015. Therefore, under the 2015 restricted stock agreement, all shares would have vested on a change in control in the following amounts: Mr. Evans–66,000 shares; Mr. Childers–56,000 shares; and Mr. Wiley–56,000 shares.

(7)
Represents full vesting of all service-based shares. Under the 2015 restricted stock agreements, if the executive’s employment is terminated because of death or permanent disability, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2016, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, an additional 10% of each executive’s restricted shares accrued for vesting on December 31, 2016 for a total of 20% of each executive’s restricted share award having accrued for vesting. The following number of shares would have vested on the executive’s death or permanent disability on such date: Mr. Evans–13,200 shares; Mr. Childers–11,200 shares; and Mr. Wiley–11,200 shares.

Table Showing Potential Post-Employment Payments Due to Ms. Ray and Mr. Brinson. The following table summarizes the potential post-employment payments due to Ms. Ray and Mr. Brinson upon termination from the Company or State Bank or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year, which was December 30, 2016. If we terminate Ms. Ray’s employment for “cause,” or Ms. Ray leaves our employment without “good reason,” then we have no further obligation to Ms. Ray except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table with respect to Ms. Ray. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments. Benefit amounts do not include any benefits available generally to all salaried employees.

Name	Scenario	Cash Severance ($)	Restricted Stock Vesting ($)	Benefits ($)(5)	Total ($)
Sheila E. Ray	Change in Control no termination	—	966,960(3)	—	966,960
	Change in Control plus termination without “Cause” by the Company	248,333(1)	966,960(3)	—	1,215,293
	Change in Control plus termination for “Good Reason” by Executive	248,333(1)	966,960(3)	—	1,215,293
	Termination by Executive for “Good Reason”	—	—	—	—
	Termination by Company without Cause	—	193,392(4)	—	193,392
	Permanent Disability	—	193,392(4)	—	193,392
	Death	—	193,392(4)	—	193,392
Remer Y. Brinson III	Change in Control no termination	—	966,960(3)	—	966,960
	Change in Control plus termination without “Cause” by the Company	661,333(2)	966,960(3)	1,328,443	2,956,736
	Change in Control plus termination for “Good Reason” by Executive	661,333(2)	966,960(3)	1,328,443	2,956,736
	Termination by Executive for “Good Reason”	—	—	1,328,443	1,328,443
	Termination by Company without Cause	—	193,392(4)	1,328,443	1,521,835
	Permanent Disability	—	193,392(4)	1,328,443	1,521,835
	Death	—	193,392(4)	1,328,443	1,521,835
	Termination by Executive without “Good Reason”	—	—	1,075,977	1,075,977
	Termination by Company for “Cause”	—	—	1,075,977	1,075,977
[Footnotes are included on the following page]

(1)	Based on the average annualized base salary paid from October 14, 2014 to December 31, 2016.

(2)	Based on the average base salary paid by First Bank of Georgia from January 1, 2014 to December 31, 2014 and by State Bank from January 1, 2015 to December 31, 2016.

(3)
Neither Ms. Ray nor Mr. Brinson holds any service-based restricted stock. Under the 2015 restricted stock agreements, if the closing price of our stock on the date of the change in control is 20% higher than the per share closing price of our stock on the February 11, 2015 grant date, all shares will vest (regardless of whether the executive’s employment is terminated for any reason). If, however, the per share closing price of our stock on the date of the change in control is not 20% higher than our per share closing price on the February 11, 2015 grant date, the number of shares that vest on a change in control is determined based on a pro-rata percentage equal to the per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date, regardless of whether the executive employment is terminated. On December 30, 2016, the closing price per share of our common stock was 41.22% higher than the stock’s per share closing price on February 11, 2015. Therefore, under the 2015 restricted stock agreement, all shares would have vested on a change in control in the following amounts: Ms. Ray—36,000 shares; and Mr. Brinson—36,000 shares.

(4)
Under the 2015 restricted stock agreements, if the executive’s employment is terminated because of death or permanent disability, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2016, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, an additional 10% of each executive’s restricted shares accrued for vesting on December 31, 2016 for a total of 20% of each executive’s restricted share award having accrued for vesting. The following number of shares would have vested on the executive’s death or permanent disability on such date: Ms. Ray—7,200 shares; and Mr. Brinson—7,200 shares.

(5)
The figures for Mr. Brinson reflect the present actuarial value of his SERP benefit, which becomes payable upon the listed triggers as set forth in the SERP, which is described in the section titled “Supplemental Executive Retirement Plan” above. As of January 1, 2015, the consummation of our merger with Georgia-Carolina Bancshares, Mr. Brinson was 80% vested in his “normal retirement benefit” with the remaining 20% vesting ratably each month until age 65, provided that vesting accelerates immediately if he is terminated without “cause” by the Company or if he terminates his employment with the Company for “good reason,” with payments commencing when he reaches age 65; or if he dies or incurs a “disability” while still employed with the Company, with payments commencing immediately. The “normal retirement benefit” provides an annual payment of $128,000 per year payable from age 65 until death, with a minimum payout of at least 15 years. In the case of disability while employed with the Company and prior to reaching age 65, the Company will pay Mr. Brinson the actuarial equivalent of his normal retirement benefit in five equal annual installments. In the event his death, whether or not employed with the Company and before payments have commenced, Mr. Brinson’s beneficiary(ies) will receive the actuarial equivalent of his normal retirement for a period of ten years. If Mr. Brinson’s employment is terminated for other reasons before he reaches age 65, he will be eligible to receive annual payments of his normal retirement benefit when he reaches age 65, but only to the extent vested as of the date of his termination. There are no special change in control provisions in the SERP.

Life Insurance Benefits

Life Insurance Benefits for Mr. Evans and Mr. Childers
The Company has entered into a split dollar life insurance agreement, or bank owned life insurance agreement, with each of Mr. Evans and Mr. Childers. Under each agreement, the Company has purchased a life insurance policy on the life of each executive, and the executive’s designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the executive officer’s death. The Company has not entered into a split dollar life insurance agreement with Mr. Wiley or Ms. Ray. Mr. Brinson’s life insurance benefits are described below.

The following table summarizes the death benefits under each split dollar life insurance agreement that will be due to the executive officer’s designated beneficiary(ies) upon his death, assuming his death occurred on the last business day of the last fiscal year, which was December 30, 2016.

Name	Death Benefit Following Termination of Employment ($)(1)	Death Benefit Following Change in Control or Death During Employment ($)(2)
Joseph W. Evans	2,000,000	2,000,000
Kim M. Childers	833,333	2,000,000

(1)
This amount reflects the death benefit due upon the executive’s death assuming the executive terminated his full-time employment on December 30, 2016 prior to his death for any reason other than following a change in control of the Company or State Bank.

(2)
This amount reflects the death benefit due upon the executive’s death (a) during his full-time employment with the Company or State Bank or (b) after termination of his employment following a change in control of the Company or State Bank.

Life Insurance Benefits for Mr. Brinson

On October 9, 2013, Mr. Brinson entered into a death benefit plan for select management with First Bank of Georgia (the “First Bank Life Insurance Plan”). On January 1, 2015, the effective date of the merger, the Company assumed the terms of the First Bank Life Insurance Plan. Under this plan, the Company assumed a life insurance policy on the life of Mr. Brinson, and his designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the his death.

The following table summarizes the death benefits under the First Bank Life Insurance Plan that will be due to Mr. Brinson’s designated beneficiary(ies) upon his death, assuming his death occurred on the last business day of the last fiscal year, which was December 30, 2016.

Name	Death Benefit Following Termination of Employment ($)	Death Benefit Following Change in Control ($)	Death Benefit Prior to Officer’s Termination of Employment ($)
Remer Y. Brinson III	—	—	108,000(1)

(1)	This amount reflects the death benefit due upon Mr. Brinson’s death during his full-time employment with the Company or State Bank.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The SEC Rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

For this proposal to be approved, the number of votes cast favoring the proposal must exceed the number of votes cast opposing it, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of this vote.

As described in greater detail in the section titled Compensation Discussion and Analysis above, we seek to align the interests of our named executive officers with the interests of our shareholders.  Our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interests of our shareholders.  We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation for the named executive officers by voting to approve or not approve that compensation as described in this proxy statement.

This vote is advisory, which means that it is not binding on us, the board of directors or the Independent Directors Committee.  The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board asks our shareholders to vote in favor of the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion in the proxy statement, is hereby APPROVED.”

The board of directors recommends that you vote FOR the approval of the resolution related to the compensation of our named executive officers.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to give shareholders the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct an advisory Say-on-Pay vote. Shareholders may indicate whether they would prefer that we conduct future Say-on-Pay votes every year, every two years or every three years. Shareholders also may abstain from casting a vote on this proposal. In 2011, shareholders voted to recommend that the Company conduct a Say-on-Pay vote every year. The board of directors agreed with the recommendation of its shareholders and has conducted a Say-on-Pay vote every year.

After careful consideration, the board of directors has determined that continuing to hold an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and the board recommends that shareholders vote for future advisory votes on executive compensation to occur EVERY YEAR. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the board of directors recognizes that executive compensation disclosures are made annually.

We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters, including our practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors, in addition to our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the board’s recommendation. Although the voting results are non-binding, the board and the Independent Directors Committee will carefully review them. Notwithstanding the board’s recommendation and the outcome of the shareholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The board of directors recommends that you vote to conduct future advisory votes on executive compensation EVERY YEAR.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm

Our Audit Committee has appointed Dixon Hughes Goodman LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2017 and to prepare a report on this audit. A representative of Dixon Hughes Goodman LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so.

We are asking our shareholders to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2017. Although the ratification is not required by our bylaws or other governing documents, the board is submitting the selection of Dixon Hughes Goodman LLP to our shareholders for ratification as a matter of good corporate practice. Even if the shareholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and our shareholders.

For this proposal to be approved, the number of votes cast favoring the proposal must exceed the number of votes cast opposing it, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of this vote.

The board of directors recommends a vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2017.

Audit and Related Fees

Our independent auditors for the year ended December 31, 2016 were Dixon Hughes Goodman LLP.

The following table shows the fees that we paid for services performed in the years ended December 31, 2016 and 2015 to Dixon Hughes Goodman LLP:

	2016	2015
Audit Fees	$489,500	$494,500
Audit-Related Fees	50,500	30,500
Tax Fees	—	—
All Other Fees	—	—
Total	$540,000	$525,000
Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during our 2016 and 2015 fiscal years for the audit of our consolidated annual financial statements and the review of financial statements included in our quarterly reports.
Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2016 and 2015. These services principally include the assistance for various filings with the SEC, consultations regarding accounting and disclosure matters and due diligence services related to acquisition activity.
Tax Fees. Dixon Hughes Goodman LLP did not bill us for any services related to corporate tax compliance, tax advice or tax planning services.

All Other Fees. Dixon Hughes Goodman LLP did not bill us for any services for the fiscal years ended December 31, 2016 and 2015 other than for the services described above.

Pre-Approval Policy

Our Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General. The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the Audit Committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the Audit Committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the Audit Committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Securities Exchange Act of 1934. The Audit Committee must specifically pre-approve any proposed services that exceed pre-approved cost levels.

Tax Services. The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Delegation. The Audit Committee may delegate pre-approval authority to one or more of its members. The Audit Committee delegates specific pre-approval authority to its chair, provided that the estimated fee for any such proposed pre-approved services does not exceed $10,000. The chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Report of the Audit Committee

Our Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and discussing them with management and the independent auditors, in addition to reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, our Director of Internal Audit and our independent auditors. The Audit Committee is also responsible for conducting an appropriate review of and approving all related person transactions. The Audit Committee approved the delegation of its authority to approve related person transactions to the Chair of the Audit Committee (or the Chair’s designee), and the decision of the Chair of Audit Committee (or the Chair’s designee) regarding a related person transaction is presented to and reviewed by the Audit Committee at its next meeting. The Audit Committee is also responsible for evaluating the effectiveness of the Audit Committee charter at least annually.

To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States of America in their report.

The Audit Committee has reviewed and discussed our 2016 audited financial statements with management.  The Audit Committee has discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm, those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board.  The Audit Committee has received the written disclosures and the letter from Dixon Hughes Goodman LLP required by the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Dixon Hughes Goodman LLP their independence from the Company and our management.  The Audit Committee reported its findings to our board of directors.

Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the Annual Report to Shareholders enclosed with these proxy materials.

The Audit Committee
John D. Houser, Chairman
Virginia A. Hepner
William D. McKnight
Major General (Ret.) Robert H. McMahon

The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

VOTING PROCEDURES AND RELATED MATTERS

Who is seeking my proxy?

The board of directors of the Company is soliciting the enclosed proxy for use at its annual meeting of shareholders. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting.

Who is eligible to vote?

Shareholders of record at the close of business on April 7, 2017 are entitled to be present and to vote at the annual meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about April 13, 2017.

What are the rules for voting?

As of the record date, we had 38,939,203 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

If you hold shares in your own name, you may vote by selecting one of the following options:

Vote By Proxy:

If you choose to vote by proxy, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent. Please sign and return all proxy cards to be certain that all your shares are voted.

Vote in Person:

You may choose to vote in person at the meeting. We will distribute written ballots to any shareholder of record who wishes to vote at the meeting.

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company, LLC.

A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” or “against” and all votes to “abstain” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 4 – the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2017 but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.” Shares represented by broker non-votes will be counted in determining whether there is a quorum.

Election of Directors. Provided a quorum is present, directors will be elected by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. Shareholders do not have cumulative voting rights. If you hold your shares in street name and do not complete and return voting instructions to your broker or other nominee, this will have the same effect as a vote “AGAINST” the election of our director nominees. Abstentions will also have the same effect as a vote “AGAINST” the election of our director nominees. All of our nominees are currently serving as directors. If a nominee does not receive the required vote for re-election, the director will continue to serve on the board as a “holdover” director until his or her death, written resignation, retirement, disqualification or removal, or his or her successor is elected.

Other Proposals. For all other matters to be approved at the annual meeting, the number of votes cast favoring the matter must exceed the number of votes cast opposing the matter, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

How can I revoke my proxy?

If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing, dating and returning another proxy with a later date; or

•	voting in person at the meeting.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year’s annual meeting?

We must receive any shareholder proposals intended to be presented at our 2018 annual meeting of shareholders on or before December 14, 2017 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. Any shareholder proposal intended to be presented from the floor at our 2017 annual meeting of shareholders must comply with the advance notice provisions and other requirements of our bylaws and be delivered not more than 60 days and not less than 30 days before the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given, such notice of a shareholder proposal must be delivered or mailed not later than the tenth day following the day on which notice of the meeting was mailed.

Will other business be transacted at the annual meeting?

We do not know of any business to be presented for action at the annual meeting other than those items listed in the Notice of Annual Meeting of Shareholders. Your shares will be voted at the directors’ discretion on any of the following matters:

•	any matter about which we did not receive written notice in a reasonable time before we mailed these proxy materials to our shareholders; and

•	matters incident to the conduct of the meeting.

How can a shareholder receive a paper copy of our 2016 Annual Report on Form 10-K or of exhibits to it?

Included with these proxy materials is a copy of our 2016 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326 or by calling 404-475-6599.

0

# STATE BANK FINANCIAL CORPORATION

**3399 Peachtree Road NE, Suite 1900**

**Atlanta, Georgia 30326**

**PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR**

**ANNUAL MEETING OF SHAREHOLDERS, MAY 25, 2017**

The shareholder(s) who sign this proxy card on the reverse side appoint Joseph W. Evans and J. Thomas Wiley, Jr., and each of them proxies, with full power of substitution for and in their name(s) to vote all shares of common stock of State Bank Financial Corporation that such person(s) hold of record at the Annual Meeting of Shareholders to be held on Thursday, May 25, 2017 at 1:00 p.m. E.D.T. at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326 and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before and matters incident to the conduct of the meeting or any adjournment of it, as provided in the Proxy Statement.

**(Continued and to be signed on the reverse side)**

1.1 14475

**ANNUAL MEETING OF SHAREHOLDERS OF**

# STATE BANK FINANCIAL CORPORATION

**May 25, 2017**

**GO GREEN**

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Annual Meeting, Proxy Statement and Proxy Card and a copy of the 2016 Annual Report to Shareholders are available at http://www.statebt.com/proxyvote.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333343100 3 052517

**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

**This Proxy will be voted as directed or, if no direction is indicated, will be voted "FOR" each director nominee, "FOR" Proposal 2, "1 YEAR" on Proposal 3 and "FOR" Proposal 4 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.**

1. Proposal to elect eleven nominees as directors:

| | | FOR | AGAINST | ABSTAIN |
|---|---|---|---|---|
| 1a. | James R. Balkcom, Jr. | ☐ | ☐ | ☐ |
| 1b. | Archie L. Bransford, Jr. | ☐ | ☐ | ☐ |
| 1c. | Kim M. Childers | ☐ | ☐ | ☐ |
| 1d. | Ann Q. Curry | ☐ | ☐ | ☐ |
| 1e. | Joseph W. Evans | ☐ | ☐ | ☐ |
| 1f. | Virginia A. Hepner | ☐ | ☐ | ☐ |
| 1g. | John D. Houser | ☐ | ☐ | ☐ |
| 1h. | Anne H. Kaiser | ☐ | ☐ | ☐ |
| 1i. | William D. McKnight | ☐ | ☐ | ☐ |
| 1j. | Major General (Retired) Robert H. McMahon | ☐ | ☐ | ☐ |
| 1k. | J. Thomas Wiley, Jr. | ☐ | ☐ | ☐ |

3. Proposal to approve on a non-binding, advisory basis the frequency of the advisory vote on the compensation for our named executive officers ☐ 1 year ☐ 2 years ☐ 3 years ☐ ABSTAIN

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.